Exhibit 99.5

Item 8.	Financial Statements and Supplementary Data.

RAIT FINANCIAL TRUST

Report of Independent Registered Public Accounting Firm

Board of Trustees

RAIT Financial Trust

We have audited the accompanying consolidated balance sheets of RAIT Financial Trust (a Maryland real estate investment trust) and subsidiaries (collectively RAIT Financial Trust or the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for each of the three years in the period ended December 31, 2009. Our audits of the basic financial statements included the financial statement schedules listed in the index appearing under item 8. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RAIT Financial Trust and its subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company adopted FASB ASC 820, Fair Value Measurements and Disclosures and the fair value option under FASB ASC 825, Financial Instruments, on January 1, 2008.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), RAIT Financial Trust’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 1, 2010 expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 1, 2010 (except Notes 6 and 15, as to which the date is November 5, 2010)

Report of Independent Registered Public Accounting Firm

Board of Trustees

RAIT Financial Trust

We have audited RAIT Financial Trust (a Maryland real estate investment trust) and subsidiaries’ (collectively RAIT Financial Trust or the Company) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). RAIT Financial Trust’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, RAIT Financial Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by COSO. We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of RAIT Financial Trust and its subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2009 and our report dated March 1, 2010 expressed an unqualified opinion on those financial statements.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 1, 2010

RAIT Financial Trust

Consolidated Balance Sheets

(Dollars in thousands, except share and per share information)

	As of December 31
	2009	2008
Assets
Investments in mortgages and loans, at amortized cost:
Commercial mortgages, mezzanine loans, other loans and preferred equity interests	$1,467,566	$2,041,112
Residential mortgages and mortgage-related receivables	—	3,598,925
Allowance for losses	(86,609)	(171,973)

Total investments in mortgages and loans	1,380,957	5,468,064
Investments in real estate	738,235	350,487
Investments in securities and security-related receivables, at fair value	694,897	1,920,883
Cash and cash equivalents	25,034	27,463
Restricted cash	156,167	197,366
Accrued interest receivable	37,625	99,609
Other assets	28,105	46,716
Deferred financing costs, net of accumulated amortization of $7,290 and $5,781, respectively	23,778	30,875
Intangible assets, net of accumulated amortization of $82,929 and $81,522, respectively	10,178	9,987

Total assets	$3,094,976	$8,151,450

Liabilities and Equity
Indebtedness ($234,433 and $755,021 at fair value, respectively)	$2,077,123	$6,102,890
Accrued interest payable	17,432	80,035
Accounts payable and accrued expenses	21,889	19,446
Derivative liabilities	186,986	613,852
Deferred taxes, borrowers’ escrows and other liabilities	21,625	65,886

Total liabilities	2,325,055	6,882,109
Equity:
Shareholders’ equity:
Preferred shares, $0.01 par value per share, 25,000,000 shares authorized;
7.75% Series A cumulative redeemable preferred shares, liquidation preference $25.00 per share, 2,760,000 shares issued and outstanding	28	28
8.375% Series B cumulative redeemable preferred shares, liquidation preference $25.00 per share, 2,258,300 shares issued and outstanding	23	23
8.875% Series C cumulative redeemable preferred shares, liquidation preference $25.00 per share, 1,600,000 shares issued and outstanding	16	16
Common shares, $0.01 par value per share, 200,000,000 shares authorized, 74,420,598 and 64,842,571 issued and outstanding, including 14,159 and 76,690 unvested restricted share awards, respectively	744	648
Additional paid in capital	1,630,428	1,613,853
Accumulated other comprehensive income (loss)	(118,973)	(231,425)
Retained earnings (deficit)	(745,262)	(304,059)

Total shareholders’ equity	767,004	1,079,084
Noncontrolling interests	2,917	190,257

Total equity	769,921	1,269,341

Total liabilities and equity	$3,094,976	$8,151,450

The accompanying notes are an integral part of these consolidated financial statements.

RAIT Financial Trust

Consolidated Statements of Operations

(Dollars in thousands, except share and per share information)

	For the Years Ended December 31
	2009	2008	2007
Revenue:
Investment interest income	$381,979	$691,287	$893,212
Investment interest expense	(255,604)	(485,286)	(698,591)

Net interest margin	126,375	206,001	194,621
Rental income	44,637	17,425	11,291
Fee and other income	26,498	21,357	25,725

Total revenue	197,510	244,783	231,637
Expenses:
Real estate operating expense	41,399	14,781	9,958
Compensation expense	27,578	29,804	34,739
General and administrative expense	21,770	21,930	26,099
Provision for losses	226,567	162,783	21,721
Asset impairments	46,015	67,052	517,452
Stock forfeitures	—	—	9,708
Depreciation expense	19,715	6,196	5,714
Amortization of intangible assets	1,407	17,077	61,269

Total expenses	384,451	319,623	686,660

Income (loss) before other income (expense), taxes and discontinued operations	(186,941)	(74,840)	(455,023)
Interest and other income	5,643	1,315	13,811
Gains (losses) on sale of assets	(376,751)	806	7,269
Gains on extinguishment of debt	115,869	42,572	—
Change in fair value of free-standing derivatives	—	(37,203)	(4,987)
Change in fair value of financial instruments	1,563	(552,437)	—
Unrealized gains (losses) on interest rate hedges	(470)	(407)	(7,789)
Equity in income (loss) of equity method investments	(12)	927	(56)

Income (loss) before taxes and discontinued operations	(441,099)	(619,267)	(446,775)
Income tax benefit (provision)	958	2,137	10,784

Income (loss) from continuing operations	(440,141)	(617,130)	(435,991)
Income (loss) from discontinued operations	(840)	(2,055)	(1,487)

Net income (loss)	(440,981)	(619,185)	(437,478)
Income (loss) allocated to preferred shares	(13,641)	(13,641)	(11,817)
Income (loss) allocated to noncontrolling interests	13,419	189,580	69,707

Net income (loss) allocable to common shares	$(441,203)	$(443,246)	$(379,588)

Earnings (loss) per share—Basic:
Continuing operations	$(6.76)	$(6.96)	$(6.16)
Discontinued operations	(0.01)	(0.03)	(0.02)

Total earnings (loss) per share—Basic	$(6.77)	$(6.99)	$(6.18)

Weighted-average shares outstanding—Basic	65,205,233	63,394,447	61,403,986

Earnings (loss) per share—Diluted:
Continuing operations	$(6.76)	$(6.96)	$(6.16)
Discontinued operations	(0.01)	(0.03)	(0.02)

Total earnings (loss) per share—Diluted	$(6.77)	$(6.99)	$(6.18)

Weighted-average shares outstanding—Diluted	65,205,233	63,394,447	61,403,986

Distributions declared per common share	$—	$1.27	$2.56

The accompanying notes are an integral part of these consolidated financial statements.

RAIT Financial Trust

Consolidated Statements of Comprehensive Income (Loss)

(Dollars in thousands)

	For the Years Ended December 31
	2009	2008	2007
Net income (loss)	$(440,981)	$(619,185)	$(437,478)
Other comprehensive income (loss):
Change in fair value of interest rate hedges	6,807	(110,334)	(201,029)
Reclassification adjustments associated with unrealized losses (gains) from interest rate hedges included in net income (loss)	470	407	7,789
Realized (gains) losses on interest rate hedges reclassified to earnings	45,476	31,307	(4,004)
Change in fair value of available-for-sale securities	(12,095)	(42,460)	(698,793)
Realized (gains) losses on available-for-sale securities reclassified to earnings	44,275	20,961	348,005
Realized (gains) losses on sales of assets of VIEs	28,196	—	80,722

Total other comprehensive income (loss)	113,129	(100,119)	(467,310)

Comprehensive income (loss) before allocation to noncontrolling interests	(327,852)	(719,304)	(904,788)
Allocation to noncontrolling interests	12,742	187,793	100,063

Comprehensive income (loss)	$(315,110)	$(531,511)	$(804,725)

The accompanying notes are an integral part of these consolidated financial statements.

RAIT Financial Trust

Consolidated Statements of Equity

(Dollars in thousands, except share information)

	Preferred Shares— Series A	Par Value Preferred Shares— Series A	Preferred Shares— Series B	Par Value Preferred Shares— Series B	Preferred Shares— Series C	Par Value Preferred Shares— Series C	Common Shares	Par Value Common Shares	Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total Shareholders’ Equity	Noncontrolling Interests	Total Equity
Balance, January 1, 2007	2,760,000	$28	2,258,300	$23	—	$—	51,720,896	$517	$1,218,667	$(3,085)	$(19,746)	$1,196,404	$124,273	$1,320,677
Net income	—	—	—	—	—	—	—	—	—	—	(367,771)	(367,771)	(69,707)	(437,478)
Preferred dividends	—	—	—	—	—	—	—	—	—	—	(11,817)	(11,817)	—	(11,817)
Common dividends declared	—	—	—	—	—	—	—	—	—	—	(158,281)	(158,281)	—	(158,281)
Other comprehensive loss, net	—	—	—	—	—	—	—	—	—	(436,954)	—	(436,954)	(30,356)	(467,310)
Stock options exercised	—	—	—	—	—	—	7,377	—	59	—	—	59	—	59
Stock compensation expense	—	—	—	—	—	—	282,118	2	21,135	—	—	21,137	—	21,137
Acquisition of noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	(19,963)	(19,963)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	(13,083)	(13,083)
Deconsolidation of VIEs	—	—	—	—	—	—	—	—	—	—	—	—	10,438	10,438
Preferred shares issued, net	—	—	—	—	1,600,000	16	—	—	38,659	—	—	38,675	—	38,675
Common shares issued, net	—	—	—	—	—	—	11,500,000	115	371,813	—	—	371,928	—	371,928
Issuance of common share conversion options with convertible debt	—	—	—	—	—	—	—	—	1,996	—	—	1,996	—	1,996
Repurchase of common shares, net	—	—	—	—	—	—	(2,717,600)	(27)	(74,354)	—	—	(74,381)	(74,381)	(74,381)

Balance, December 31, 2007	2,760,000	28	2,258,300	23	1,600,000	16	60,792,791	607	1,577,975	(440,039)	(557,615)	580,996	1,602	582,598
Adjustment for adoption of the fair value option on January 1, 2008	—	—	—	—	—	—	—	—	—	310,520	776,874	1,087,394	373,357	1,460,751
Net loss	—	—	—	—	—	—	—	—	—	—	(429,605)	(429,605)	(189,580)	(619,185)
Preferred dividends	—	—	—	—	—	—	—	—	—	—	(13,641)	(13,641)	—	(13,641)
Common dividends declared	—	—	—	—	—	—	—	—	—	—	(80,073)	(80,073)	—	(80,073)

	Preferred Shares— Series A	Par Value Preferred Shares— Series A	Preferred Shares— Series B	Par Value Preferred Shares— Series B	Preferred Shares— Series C	Par Value Preferred Shares— Series C	Common Shares	Par Value Common Shares	Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total Shareholders’ Equity	Noncontrolling Interests	Total Equity
Other comprehensive loss, net	—	—	—	—	—	—	—	—	—	(101,906)	—	(101,906)	1,787	(100,119)
Stock compensation expense	—	—	—	—	—	—	306,532	4	7,515	—	—	7,519	—	7,519
Acquisition of noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	3,229	3,229
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	(138)	(138)
Common shares issued, net	—	—	—	—	—	—	3,666,558	37	28,363	—	—	28,400	—	28,400

Balance, December 31, 2008	2,760,000	28	2,258,300	23	1,600,000	16	64,765,881	648	1,613,853	(231,425)	(304,059)	1,079,084	190,257	1,269,341
Net loss	—	—	—	—	—	—	—	—	—	—	(427,562)	(427,562)	(13,419)	(440,981)
Preferred dividends	—	—	—	—	—	—	—	—	—	—	(13,641)	(13,641)	—	(13,641)
Other comprehensive loss, net	—	—	—	—	—	—	—	—	—	112,452	—	112,452	677	113,129
Stock compensation expense	—	—	—	—	—	—	214,186	2	3,716	—	—	3,718	—	3,718
Acquisition of noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	433	433
Deconsolidation of VIEs	—	—	—	—	—	—	—	—	—	—	—	—	(175,031)	(175,031)
Common shares issued, net	—	—	—	—	—	—	9,440,531	94	12,859	—	—	12,953	—	12,953

Balance, December 31, 2009	2,760,000	$28	2,258,300	$23	1,600,000	$16	74,420,598	$744	$1,630,428	$(118,973)	$(745,262)	$767,004	$2,917	$769,921

The accompanying notes are an integral part of these consolidated financial statements.

RAIT Financial Trust

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the Years Ended December 31
	2009	2008	2007
Operating activities:
Net income (loss)	$(440,981)	$(619,185)	$(437,478)
Adjustments to reconcile net income (loss) to cash flow from operating activities:
Provision for losses	226,567	162,783	21,721
Share-based compensation expense	3,830	7,206	20,402
Depreciation and amortization	24,015	24,578	67,358
Amortization of deferred financing costs and debt discounts	10,801	15,046	31,703
Accretion of discounts on investments	(5,355)	(6,448)	(8,331)
(Gains) losses on sale of assets	378,414	(806)	(6,913)
Gains on extinguishment of debt	(115,869)	(42,572)	—
Change in fair value of financial instruments	(1,563)	552,437	—
Unrealized (gains) losses on interest rate hedges	470	407	7,789
Equity in (income) loss of equity method investments	12	(927)	56
Asset impairments	46,015	67,052	517,452
Unrealized foreign currency (gains) losses on investments	(398)	(5)	(191)
Changes in assets and liabilities:
Accrued interest receivable	(245)	10,199	(15,437)
Other assets	(222)	30,091	(208,186)
Accrued interest payable	(56,224)	14,152	11,495
Accounts payable and accrued expenses	(1,219)	578	2,377
Deferred taxes, borrowers’ escrows and other liabilities	(3,035)	(72,588)	179,226

Cash flow from operating activities	65,013	141,998	183,043
Investing activities:
Purchase and origination of securities for investment	(836)	(60,375)	(2,017,760)
Proceeds from sales of other securities	948	—	914,708
Purchase and origination of loans for investment	(30,990)	(148,762)	(1,285,824)
Principal repayments on loans	269,530	656,916	967,546
Investment in Jupiter Communities	(1,300)	—	—
Proceeds from sale of residential mortgages	16,204	—	—
Investments in real estate	(11,929)	4,959	(157,840)
Proceeds from dispositions of real estate	9,385	28,028	12,372
(Increase) decrease in restricted cash and warehouse deposits	1,992	61,759	42,546

Cash flow from investing activities	253,004	542,525	(1,524,252)
Financing activities:
Proceeds from repurchase agreements, secured credit facilities and other indebtedness	—	68,251	1,215,728
Repayments on repurchase agreements, secured credit facilities and other indebtedness	(28,064)	(184,098)	(2,185,542)
Proceeds from issuance of residential mortgage-backed securities	—	—	616,542
Repayments on residential mortgage-backed securities	(223,335)	(448,154)	(525,187)
Proceeds from issuance of CDO notes payable	—	80,007	1,878,034
Repayments and repurchase of CDO notes payable	(38,532)	(188,151)	(120,323)
Proceeds from issuance of convertible senior notes	—	—	425,000
Repayments and repurchase of convertible senior notes	(28,988)	(18,664)	—
Acquisition of and distributions to noncontrolling interests in CDOs	—	(208)	(33,046)
Payments for deferred costs	(839)	(989)	(54,514)
Proceeds from cash flow hedges	—	—	2,280
Preferred share issuance, net of costs incurred	—	—	38,675
Common share issuance, net of costs incurred	12,953	28,741	367,511
Repurchase of common shares	—	—	(74,381)
Distributions paid to preferred shares	(13,641)	(13,641)	(11,817)
Distributions paid to common shares	—	(108,141)	(169,131)

Cash flow from financing activities	(320,446)	(785,047)	1,369,829

Net change in cash and cash equivalents	(2,429)	(100,524)	28,620
Cash and cash equivalents at the beginning of the period	27,463	127,987	99,367

Cash and cash equivalents at the end of the period	$25,034	$27,463	$127,987

Supplemental cash flow information:
Cash paid for interest	$248,226	$409,400	$637,615
Cash paid (refunds received) for taxes	(975)	2,721	12,428
Non-cash decrease in trust preferred obligations	(227,084)	(91,166)	(92,044)
Non-cash increase in investments in real estate from the conversion of loans	416,751	237,439	82,708
Non-cash decrease in convertible senior notes from extinguishment of debt	(69,398)	(22,168)	—
Non-cash decrease in other indebtedness from extinguishment of debt	—	(19,750)	—
Non-cash increase in net assets from deconsolidation of VIEs	—	—	99,537
Non-cash decrease in goodwill	—	—	(56,753)
Distributions payable	—	—	28,068

The accompanying notes are an integral part of these consolidated financial statements.

RAIT Financial Trust

Notes to Consolidated Financial Statements

As of December 31, 2009

(Dollars in thousands, except share and per share amounts)

NOTE 1: THE COMPANY

RAIT Financial Trust invests in and manages a portfolio of real-estate related assets and provides a comprehensive set of debt financing options to the real estate industry. References to “RAIT”, “we”, “us”, and “our” refer to RAIT Financial Trust and its subsidiaries, unless the context otherwise requires. We conduct our business through our subsidiaries, RAIT Partnership, L.P. and Taberna Realty Finance Trust, as well as through their respective subsidiaries. RAIT is a self-managed and self-advised Maryland real estate investment trust, or REIT. Taberna is also a Maryland REIT.

We finance a substantial portion of our investments through borrowing and securitization strategies seeking to match the maturities and terms of our financings with the maturities and terms of those investments, and to mitigate interest rate risk through derivative instruments.

We are subject to significant competition in all aspects of our business. Existing industry participants and potential new entrants compete with us for the available supply of investments suitable for origination or acquisition, as well as for debt and equity capital. We compete with many third parties engaged in real estate finance and investment activities, including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Presentation

The consolidated financial statements have been prepared by management in accordance with U.S. generally accepted accounting principles, or GAAP. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our consolidated financial position and consolidated results of operations, equity and cash flows are included. Certain prior period amounts have been reclassified to conform with the current period presentation.

In June 2009, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162”, or SFAS No. 168. SFAS No. 168 established the FASB Accounting Standards Codification (ASC) as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity with GAAP. The intent of the FASB ASC was to restructure the various sources of GAAP literature into a single source of authoritative literature. It was not intended to, and did not, change current GAAP. SFAS No. 168 is effective for interim and annual periods ending after September 15, 2009. The adoption of SFAS No. 168 resulted in all references to historical GAAP literature being presented in accordance with the FASB ASC.

b. Principles of Consolidation

The consolidated financial statements reflect our accounts and those accounts of our majority-owned and/or controlled subsidiaries and those entities for which we are determined to be the primary beneficiary in accordance with FASB ASC Topic 810, “Consolidation.” The portions of these entities that we do not own are presented as noncontrolling interests as of the dates and for the periods presented in the consolidated financial statements. We allocate income (loss) to noncontrolling interests based on their respective ownership of our underlying subsidiaries. Losses are allocated to noncontrolling interests to the extent their capital accounts can absorb their allocated losses, any excess losses over their capital accounts are allocated to us. All intercompany accounts and transactions have been eliminated in consolidation.

When we obtain an explicit or implicit interest in an entity, we evaluate the entity to determine if the entity is a variable interest entity, or VIE, and, if so, whether or not we are deemed to be the primary beneficiary of the VIE, in accordance with FASB ASC Topic 810. Generally, we consolidate VIEs that we are deemed to be the primary beneficiary of or non-VIEs which we control. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or the residual returns of the VIE. When determining the primary beneficiary of a VIE, we consider our aggregate explicit and implicit variable interests as a single variable interest. If our single variable interest absorbs the majority of the variability in the expected losses or the residual returns of the VIE, we are considered the primary beneficiary of the VIE. In the case of non-VIEs or VIEs where we are not deemed to be the primary beneficiary and we do not control the entity, but we have the ability to exercise significant influence over the entity, we account for our investment under the equity method. We reconsider our determination of whether an entity is a VIE and whether we are the primary beneficiary of such VIE if certain events occur.

We have determined that certain special purpose trusts formed by issuers of trust preferred securities, or TruPS, to issue such securities are VIEs, or Trust VIEs, and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary. In most instances, we are the primary beneficiary of the Trust VIEs because it holds, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. Certain TruPS issued by Trust VIEs are initially financed directly by CDOs or through our warehouse facilities. Under the warehouse agreements, we deposit cash collateral with a bank and bear the first dollar risk of loss, up to our collateral deposit, if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes us to hold an implicit interest in the Trust VIEs that issued TruPS held by warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by the sponsors of the Trust VIEs in exchange for the TruPS proceeds. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIEs, are included in our financial statements and the related TruPS are eliminated. Pursuant to FASB ASC Topic 505, “Equity,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs are recorded net of the common equity securities issued. We consolidate various CDO entities that are VIE entities when we are determined to be the primary beneficiary. The following CDO entities are consolidated as of December 31, 2009: Taberna Preferred Funding VIII, Ltd., or Taberna VIII, Taberna Preferred Funding IX, Ltd., or Taberna IX, RAIT CRE CDO I, Ltd., or RAIT I, and RAIT Preferred Funding II, Ltd., or RAIT II. We have determined that we are the primary beneficiary of these entities.

c. Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

d. Cash and Cash Equivalents

Cash and cash equivalents include cash held in banks and highly liquid investments with maturities of three months or less when purchased.

e. Restricted Cash

Restricted cash consists primarily of proceeds from the issuance of CDO notes payable by CDO securitization entities that are restricted for the purpose of funding additional investments in securities subsequent to the balance sheet date. As of December 31, 2009 and 2008, we had $117,673 and $126,638, respectively, of restrictive cash held by CDO securitization entities.

Restricted cash also includes tenant escrows and borrowers’ funds held by us to fund certain expenditures or to be released at our discretion upon the occurrence of certain pre-specified events, and to serve as additional collateral for borrowers’ loans. As of December 31, 2009 and 2008, we had $38,494 and $70,728, respectively, of tenant escrows and borrowers’ funds.

f. Investments in Loans

We invest in commercial mortgages, mezzanine loans, debt securities and other loans. We account for our investments in commercial mortgages, mezzanine loans and other loans at amortized cost. The carrying value of these investments is adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the terms of the loans.

g. Allowance for Losses, Impaired Loans and Non-accrual Status

We maintain an allowance for losses on our investments in commercial mortgages, mezzanine loans, and other loans. Management’s periodic evaluation of the adequacy of the allowance is based upon expected and inherent risks in the portfolio, the estimated value of underlying collateral, and current economic conditions. Management reviews loans for impairment and establishes specific reserves when a loss is probable and reasonably estimable under the provisions of FASB ASC Topic 310, “Receivables.” As part of the detailed loan review, we consider many factors about the specific loan, including payment history, asset performance, borrower’s financial capability and other characteristics. If any trends or characteristics indicate that it is probable that other loans, with similar characteristics to those of impaired loans, have incurred a loss, we consider whether an allowance for loss is needed pursuant to FASB ASC Topic 450, “Contingencies.”

Management evaluates loans for non-accrual status each reporting period. A loan is placed on non-accrual status when the loan payment deficiencies exceed 90 days. Payments received for non-accrual or impaired loans are applied to principal until the loan is removed from non-accrual status or no longer impaired. Past due interest is recognized on non-accrual loans when they are removed from non-accrual status and are making current interest payments. The allowance for losses is increased by charges to operations and decreased by charge-offs (net of recoveries). Management charges off impaired loans when the investment is no longer realizable and legally discharged.

h. Investments in Real Estate

Investments in real estate are shown net of accumulated depreciation. We capitalize all costs related to the improvement of the real property and depreciate those costs on a straight-line basis over the useful life of the asset. We depreciate real property using the following useful lives: buildings and improvements – 30 years; furniture, fixtures, and equipment – 5 to 10 years; and tenant improvements – shorter of the lease term or the life of the asset. Costs for ordinary maintenance and repairs are charged to expense as incurred.

We acquire real estate assets either directly or through the conversion of our investments in loans into owned real estate. Acquisitions of real estate assets and any related intangible assets are recorded initially at fair value under FASB ASC Topic 805, “Business Combinations.” Fair value is determined by management based on market conditions and inputs at the time the asset is acquired. All expenses incurred to acquire a real estate asset are expensed as incurred.

Management reviews our investments in real estate for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the long-lived asset’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a long-lived asset, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property.

i. Investments in Securities

We account for our investments in securities under FASB ASC Topic 320, “Investments—Debt and Equity Securities”, and designate each investment security as a trading security, an available-for-sale security, or a held-to-maturity security based on our intent at the time of acquisition. Trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). We classify certain available-for-sale securities as trading securities when we elect to record them under the fair value option in accordance with FASB ASC Topic 825, “Financial Instruments.” See “n. Fair Value of Financial Instruments.” Upon the sale of an available-for-sale security, the realized gain or loss on the sale will be recorded as a component of earnings in the respective period. Held-to-maturity investments are carried at amortized cost at each reporting period.

We account for investments in securities where the transfer meets the criteria as a financing under FASB ASC Topic 860, “Transfers and Servicing”, at amortized cost. Our investments in security-related receivables represent securities that were transferred to issuers of collateralized debt obligations, or CDOs, in which the transferors maintained some level of continuing involvement.

We use our judgment to determine whether an investment in securities has sustained an other-than-temporary decline in value. If management determines that an investment in securities has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings, and we establish a new cost basis for the investment. Our evaluation of an other-than-temporary decline is dependent on the specific facts and circumstances. Factors that we consider in determining whether an other-than-temporary decline in value has occurred include: the estimated fair value of the investment in relation to our cost basis; the financial condition of the related entity; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery of the fair value of the investment.

j. Transfers of Financial Assets

We account for transfers of financial assets under FASB ASC Topic 860, “Transfers and Servicing”, as either sales or financings. Transfers of financial assets that result in sales accounting are those in which (1) the transfer legally isolates the transferred assets from the transferor, (2) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides more than a trivial benefit to the transferor, and (3) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet these criteria, the transfer is accounted for as a financing. Financial assets that are treated as sales are removed from our accounts with any realized gain (loss) reflected in earnings during the period of sale. Financial assets that are treated as financings are maintained on the balance sheet with proceeds received from the legal transfer reflected as securitized borrowings, or security-related receivables.

k. Revenue Recognition

1)	Investment interest income—We recognize interest income from investments in commercial mortgages, mezzanine loans, and other securities on a yield to maturity basis. Upon the acquisition of a loan at a discount, we assess the portions of the discount that constitute accretable yields and non-accretable differences. The accretable yield represents the excess of our expected cash flows from the loan over the amount we paid for the loan. That amount, the accretable yield, is accreted to interest income over the remaining life of the loan. Many of our commercial mortgages and mezzanine loans provide for the accrual of interest at specified rates which differ from current payment terms. Interest income is recognized on such loans at the accrual rate subject to management’s determination that accrued interest and outstanding principal are ultimately collectible.

For investments that we did not elect to record at fair value under FASB ASC Topic 825, “Financial Instruments”, origination fees and direct loan origination costs are deferred and amortized to net investment income, using the effective interest method, over the contractual life of the underlying loan security or loan, in accordance with FASB ASC Topic 310, “Receivables.”

For investments that we elected to record at fair value under FASB ASC Topic 825, origination fees and direct loan costs are recorded in income and are not deferred.

We recognize interest income from interests in certain securitized financial assets on an estimated effective yield to maturity basis. Management estimates the current yield on the amortized cost of the investment based on estimated cash flows after considering prepayment and credit loss experience.

2)	Rental income—We generate rental income from tenant rent and other tenant-related activities at our consolidated real estate properties. For multi-family real estate properties, rental income is recorded when due from residents and recognized monthly as it is earned and realizable, under lease terms which are generally for periods of one year or less. For retail and office real estate properties, rental income is recognized on a straight-line basis from the later of the date of the commencement of the lease or the date of acquisition of the property subject to existing leases, which averages minimum rents over the terms of the leases. Leases also typically provide for tenant reimbursement of a portion of common area maintenance and other operating expenses to the extent that a tenant’s pro rata share of expenses exceeds a base year level set in the lease.

3)	Fee and other income—We generate fee and other income through our various subsidiaries by (a) providing ongoing asset management services to investment portfolios under cancelable management agreements, (b) providing or arranging to provide financing to our borrowers, (c) property management services to third parties, and (d) providing fixed income trading and advisory services to our customers. We recognize revenue for these activities when the fees are fixed or determinable, are evidenced by an arrangement, collection is reasonably assured and the services under the arrangement have been provided. While we may receive asset management fees when they are earned, we eliminate earned asset management fees from CDOs while such CDOs are consolidated. During the years ended December 31, 2009, 2008 and 2007, we received $16,114, $23,228, and $26,036, respectively, of earned asset management fees, of which we eliminated $7,011, $12,158, and $19,069, respectively, associated with consolidated CDOs.

4)	Structuring fees—We receive structuring fees for services rendered in connection with the formation of CDO securitization entities. The structuring fee is a contractual fee paid when the related services are completed. The structuring fee is a negotiated fee with the investment bank acting as placement agent for the CDO securities and is capitalized by the securitization entity as a deferred financing cost. We may decide to invest in the debt or equity securities issued by securitization entities. We evaluate our investment in these entities to determine whether the entity is a VIE, and, if so, whether or not we are the primary beneficiary. If we are determined to be the primary beneficiary, we will consolidate the accounts of the securitization entity and, upon consolidation, we eliminate intercompany transactions, specifically the structuring fees and deferred financing costs paid. During the year ended December 31, 2007, structuring fees totaling $11,413 were eliminated upon consolidation of securitization entities.

l. Off-Balance Sheet Arrangements

We previously held warehouse financing arrangements with various investment banks and engage in CDO securitizations. Prior to the completion of a CDO securitization, our warehouse providers acquired investments in accordance with the terms of the warehouse facilities. We were paid the difference between the interest earned on the investments and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. We bore the first dollar risk of loss, up to our warehouse deposit amount, if (i) an investment funded through the warehouse facility became impaired or (ii) a CDO was not completed by the end of the warehouse period, and in either case, the warehouse provider was required to liquidate the securities at a loss. These off-balance sheet arrangements were not consolidated because our risk of loss was generally limited to the cash collateral held by the warehouse providers and our warehouse facilities were not special purpose vehicles. These warehouse facilities were considered free-standing derivatives and were recorded at fair value in our financial statements. Changes in fair value were reflected in earnings in the respective period.

m. Derivative Instruments

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

In accordance with FASB ASC Topic 815, “Derivatives and Hedging”, we measure each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record such amounts in our consolidated balance sheet as either an asset or liability. For derivatives designated as fair value hedges, derivatives not designated as hedges, or for derivatives designated as cash flow hedges associated with debt for which we elected the fair value option under FASB ASC Topic 825, “Financial Instruments”, the changes in fair value of the derivative instrument are recorded in earnings. For derivatives designated as cash flow hedges, the changes in the fair value of the effective portions of the derivative are reported in other comprehensive income. Changes in the ineffective portions of cash flow hedges are recognized in earnings.

n. Fair Value of Financial Instruments

In accordance with FASB ASC Topic 820, “Fair Value Measurements and Disclosures”, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity for disclosure purposes. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined in FASB ASC Topic 820, “Fair Value Measurements and Disclosures” and directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, are as follows:

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Level 1: Valuations are based on unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets carried at level 1 fair value generally are equity securities listed in active markets. As such, valuations of these investments do not entail a significant degree of judgment.

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Level 2: Valuations are based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Fair value assets and liabilities that are generally included in this category are unsecured REIT note receivables, commercial mortgage-backed securities, or CMBS, receivables and certain financial instruments classified as derivatives where the fair value is based on observable market inputs.

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Level 3: Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset. Generally, assets and liabilities carried at fair value and included in this category are trust preferred securities, or TruPS, and subordinated debentures, trust preferred obligations and CDO notes payable where observable market inputs do not exist.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of investment, whether the investment is new, whether the investment is traded on an active exchange or in the secondary market, and the current market condition. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in level 3.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that management believes market participants would use in pricing the asset or liability at the measurement date. We use prices and inputs that management believes are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be transferred from Level 1 to Level 2 or Level 2 to Level 3.

Many financial instruments have bid and ask prices that can be observed in the marketplace. Bid prices reflect the highest price that we and others are willing to pay for an asset. Ask prices represent the lowest price that we and others are willing to accept for an asset. For financial instruments whose inputs are based on bid-ask prices, we do not require that fair value always be a predetermined point in the bid-ask range. Our policy is to allow for mid-market pricing and adjusting to the point within the bid-ask range that results in our best estimate of fair value.

Fair value for certain of our Level 3 financial instruments is derived using internal valuation models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular instrument, specific issuer information and other market data for securities without an active market. In accordance with FASB ASC Topic 820, “Fair Value Measurements and Disclosures”, the impact of our own credit spreads is also considered when measuring the fair value of financial assets or liabilities, including derivative contracts. Where appropriate, valuation adjustments are made to account for various factors, including bid-ask spreads, credit quality and market liquidity. These adjustments are applied on a consistent basis and are based on observable inputs where available. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

o. Income Taxes

RAIT and Taberna have each elected to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Accordingly, we generally will not be subject to U.S. federal income tax to the extent of our distributions to shareholders and as long as certain asset, income and share ownership tests are met. If we were to fail to meet these requirements, we would be subject to U.S. federal income tax, which could have a material adverse impact on our results of operations and amounts available for distributions to our shareholders. Management believes that all of the criteria to maintain RAIT’s and Taberna’s REIT qualification have been met for the applicable periods, but there can be no assurance that these criteria will continue to be met in subsequent periods.

We maintain various taxable REIT subsidiaries, or TRSs, which may be subject to U.S. federal, state and local income taxes and foreign taxes. Current and deferred taxes are provided on the portion of earnings (losses) recognized by us with respect to our interest in domestic TRSs. Deferred income tax assets and liabilities are computed based on temporary differences between our GAAP consolidated financial statements and the federal and state income tax basis of assets and liabilities as of the consolidated balance sheet date. We evaluate the realizability of our deferred tax assets (e.g., net operating loss and capital loss carryforwards) and recognize a valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of our deferred tax assets will not be realized. When evaluating the realizability of our deferred tax assets, we consider estimates of expected future taxable income, existing and projected book/tax differences, tax planning strategies available, and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires management to forecast our business and general economic environment in future periods. Changes in estimate of deferred tax asset realizability, if any, are included in income tax expense on the consolidated statements of operations.

From time to time, our TRSs generate taxable income from intercompany transactions. The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred financing costs by the CDO entities. Certain CDO entities may be consolidated in our financial statements pursuant to FASB ASC Topic 810, “Consolidation.” In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are accrued by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in our income on a current basis, whether or not distributed. Upon distribution of any previously included income, no incremental U.S. federal, state, or local income taxes would be payable by us.

The TRS entities may be subject to tax laws that are complex and potentially subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. In establishing a provision for income tax expense, we must make judgments and interpretations about the application of these inherently complex tax laws. Actual income taxes paid may vary from estimates depending upon changes in income tax laws, actual results of operations, and the final audit of tax returns by taxing authorities. Tax assessments may arise several years after tax returns have been filed. We review the tax balances of our TRS entities quarterly and as new information becomes available, the balances are adjusted as appropriate.

Certain TRS entities are currently subject to ongoing tax examinations and assessments in various jurisdictions. The IRS has completed its examination of Taberna Funding LLC’s federal income tax returns for the 2007 tax year. No adjustments were made by the IRS. The IRS is currently examining Taberna Capital Management LLC’s, or TCM’s, federal income tax returns for the 2006 and 2007 tax year. TCM, a wholly owned subsidiary, engaged the services of Taberna Capital (Bermuda), Ltd., or TCB, to provide various sub-advisory services in connection with TCM’s management of various CDOs. Pursuant to a transfer pricing study prepared by an international accounting firm, TCM deducted the costs paid to TCB for their services from its income for federal income tax purposes. In connection with an audit of TCM, the IRS has challenged the transfer pricing methodology applied by TCM. If the IRS disallows any portion of TCM’s deductions for 2006 and 2007, it is likely that the IRS could make similar claims for years subsequent to 2007. The amount deducted by TCM under this transfer pricing methodology during the years ended December 31, 2006 and December 31, 2007 was $8,182 and $19,122, respectively. Management believes it has complied with the requirements outlined in the Internal Revenue Code and believes that its position will be sustained based on its technical merits.

p. Share-Based Compensation

We account for our share-based compensation in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” We measure the cost of employee and trustee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and record compensation expense over the related vesting period.

q. Deferred Financing Costs, Intangible Assets and Goodwill

Costs incurred in connection with debt financing are capitalized as deferred financing costs and charged to interest expense over the terms of the related debt agreements, under the effective interest method.

Intangible assets on our consolidated balance sheets represent identifiable intangible assets acquired in business acquisitions. We amortize identified intangible assets to expense over their estimated lives using the straight-line method. We evaluate intangible assets for impairment as events and circumstances change, in accordance with FASB ASC Topic 360, “Property, Plant, and Equipment.” Due to market and economic conditions during 2008 and 2007, management evaluated the carrying value of our intangible assets. Based upon that evaluation, management concluded certain intangible assets were impaired and recorded asset impairment expense of $29,059 and $13,180 during the years ended December 31, 2008 and 2007, respectively. This charge was included in asset impairment expense in the accompanying consolidated statements of operations. We expect to record amortization expense of intangible assets of $1,485 each fiscal year for the period from 2010 through 2014 and $2,753 thereafter.

Goodwill on our consolidated balance sheet represented the amounts paid in excess of the fair value of the net assets acquired from business acquisitions accounted for under FASB ASC Topic 805, “Business Combinations.” Pursuant to FASB ASC Topic 350, “Intangibles-Goodwill and Other”, goodwill is not amortized to expense but rather is analyzed for impairment. We evaluate goodwill for impairment on an annual basis and as events and circumstances change, in accordance with FASB ASC Topic 350. As of December 31, 2007, management concluded goodwill was impaired and charged all of the goodwill balance to asset impairment expense.

r. Recent Accounting Pronouncements

On January 1, 2009, we adopted accounting standards classified under FASB ASC Topic 805, “Business Combinations”. Among other things, this standard broadened the scope to include all transactions where an acquirer obtains control of one or more other businesses; retains the guidance to recognize intangible assets separately from goodwill; requires, with limited exceptions, that all assets acquired and liabilities assumed, including certain of those that arise from contractual contingencies, be measured at their acquisition date fair values; requires most acquisition and restructuring-related costs to be expensed as incurred; requires that step acquisitions, once control is acquired, be recorded at the full amounts of the fair values of the identifiable assets, liabilities and the noncontrolling interest in the acquiree; and replaces the reduction of asset values and recognition of negative goodwill with a requirement to recognize a gain in earnings. The adoption of this standard did not have any effect on our historical financial statements. See Note 6 for the application of this standard to transactions that occurred during the year ended December 31, 2009.

On January 1, 2009, we adopted accounting standards classified under FASB ASC Topic 810, “Consolidation”. This standard established accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. This standard also established disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. Upon adoption, we reclassified amounts in our historical balance sheet financial statement caption “minority interests” to the new caption promulgated by this standard, “noncontrolling interests”. The new caption is presented within equity on the consolidated balance sheet. Furthermore, the allocation of any net income to noncontrolling interests is also presented in our consolidated statements of operations, however it is presented below net income. Upon adoption, all prior periods presented were reclassified to be comparable to the current period presentation.

On January 1, 2009, we adopted accounting standards classified under FASB ASC Topic 815 “Derivatives and Hedging”. This standard required enhanced disclosure related to derivatives and hedging activities and thereby seeks to improve the transparency of financial reporting. Under this standard, entities are required to provide enhanced disclosures relating to: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedge items are accounted for; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The adoption of this standard did not have a material effect on our financial statements. See Note 8 for disclosures required by this standard.

On January 1, 2009, we adopted accounting standards classified under FASB ASC Topic 470, “Debt”. This standard clarified the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. This standard requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. The equity component is presented in shareholders’ equity and the accretion of the resulting discount on the debt is recognized as part of interest expense in the consolidated statement of operations. This standard requires retrospective application to the terms of instruments as they existed for all periods presented. Upon adoption, we recorded a discount on our issued and outstanding convertible senior notes of $1,996. This discount reflects the fair value of the embedded conversion option within the convertible debt instruments and was recorded as an increase to additional paid in capital. The fair value was calculated by discounting the cash flows required in our convertible debt agreement by a discount rate that represents management’s estimate of our senior, unsecured, non-convertible debt borrowing rate at the time when the convertible senior notes were issued. The discount will be amortized to interest expense through April 15, 2012, the date at which holders of our convertible senior notes could require repayment. Upon adoption, all prior periods were restated to reflect the retrospective application of this standard to all prior periods. The amortization recorded during the years ended December 31, 2009, 2008 and 2007 was $390, $607 and $244, respectively.

On January 1, 2009, we adopted accounting standards classified under FASB ASC Topic 860, “Transfers and Servicing”. This standard provides guidance on accounting for a transfer of a financial asset and a repurchase financing. This standard presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction). However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and shall be evaluated separately. The adoption of this standard did not have a material effect on our consolidated financial statements.

On January 1, 2009, we adopted accounting standards classified under FASB ASC Topic 260, “Earnings Per Share”. This standard clarified whether instruments granted in share-based payment transactions should be included in the computation of earnings per share using the two-class method prior to vesting. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2008. Upon adoption, we classified unvested restricted shares issued under our 2008 Equity Compensation plan as participating securities. These unvested restricted shares participate equally in dividends and earnings with all of our outstanding common shares. Prior to this standard, unvested restricted shares were only included in our diluted earnings per share computation under the treasury stock method.

In April 2009, the FASB issued accounting standards classified under FASB ASC Topic 320, “Investments—Debt and Equity Securities”. This standard amended the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This standard does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this standard did not have a material effect on our consolidated financial statements.

In April 2009, the FASB issued accounting standards classified under FASB ASC Topic 825, “Financial Instruments”. This standard amended existing guidance to require disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This standard also amended existing guidance to require those disclosures in summarized financial information at interim reporting periods. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 if a company also elects to early adopt this standard. The adoption of this standard did not have a material effect on our consolidated financial statements. See Note 9 for disclosures required by this standard.

In April 2009, the FASB issued accounting standards classified under FASB ASC Topic 820, “Fair Value Measurements and Disclosures”. This standard amended existing guidance to provide additional guidance on estimating fair value when the volume and level of transaction activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability. This standard also provides additional guidance on circumstances that may indicate that a transaction is not orderly. This standard is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this standard did not have a material effect on our consolidated financial statements.

In May 2009, the FASB issued accounting standards classified under FASB ASC Topic 855, “Subsequent Events”. This standard codifies the guidance regarding the disclosure of events occurring subsequent to the balance sheet date. This standard does not change the definition of a subsequent event (i.e. an event or transaction that occurs after the balance sheet date but before the financial statements are issued) but requires disclosure of the date through which subsequent events were evaluated when determining whether adjustment to or disclosure in the financial statements is required. This standard was effective for us for the year ended December 31, 2009 and we evaluated subsequent events and provided the appropriate disclosures on subsequent events identified. The adoption of this standard did not have a material effect on our consolidated financial statements.

In June 2009, the FASB issued accounting standards classified under FASB ASC Topic 860, “Transfers and Servicing”, and accounting standards classified under FASB ASC Topic 810, “Consolidation”. The accounting standard classified unders FASB Topic 860 will eliminate the concept of a QSPE, change the requirements for derecognizing financial assets, and require additional disclosures about transfers of financial assets, including securitization transactions and continuing involvement with transferred financial assets. The accounting standard classified under FASB Topic 810 will change the determination of when a VIE should be consolidated. Under this standard, the determination of whether to consolidate a VIE is based on the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance together with either the obligation to absorb losses or the right to receive benefits that could be significant to the VIE, as well as the VIE’s purpose and design. Both of these accounting standards are effective for fiscal years beginning after November 15, 2009. Management is currently evaluating the impact that these standards may have on our consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” This accounting standard will require new disclosures for significant transfers in and out of Level 1 and 2 fair value measurements and describe the reasons for the transfer and for Level 3 fair value measurements new disclosures will require entities to present information separately for purchases, sales, issuances, and settlements. This accounting standard will also update existing disclosures by providing fair value measurement disclosures for each class of assets and liabilities and provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. The new disclosures and clarifications on the existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about the purchase, sales, issuances, and settlements in the roll forward activity for Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Management is currently evaluating the impact this accounting standard may have on our consolidated financial statements.

NOTE 3: ASSET DISPOSITIONS

During 2009, we have disposed of our investments in six residential mortgage portfolios and four Taberna CDOs. All assets sold and related liabilities were removed from our consolidated balance sheet on the date of sale, with any gains or losses on dispositions recorded in our accompanying statements of operations under gains (losses) on sale of assets.

Investments in Residential Mortgages and Mortgage-Related Receivables

On July 16, 2009, we sold our residential mortgage portfolio to an affiliate of Angelo, Gordon & Co., L.P., pursuant to a Purchase and Sale Agreement, dated as of July 15, 2009 between our subsidiary, Taberna Loan Holdings I, LLC, and AG Park Lane I Corp. We sold all of our notes and equity interests, or the retained interests, together with any principal or interest payable thereon, issued by the following six securitizations of residential mortgage loans: Bear Stearns ARM Trust 2005-7, Bear Stearns ARM Trust 2005-9, Citigroup Mortgage Loan Trust 2005-1, CWABS Trust 2005 HYB9, Merrill Lynch Mortgage Investors Trust, Series 2005-A9 and Merrill Lynch Mortgage Backed Securities Trust, Series 2007-2. The purchase price paid by the buyer was $15,800, plus accrued interest and we recorded a $61,841 loss on sale of assets. We used a portion of the proceeds to repay $7,731 of term loan indebtedness.

The following tables summarize the balance sheet and statement of operations effects of the residential mortgage portfolio as of the date of sale on July 16, 2009 and and for the years ended December 31, 2009, 2008 and 2007. The statements of operations components for the residential mortgage portfolio were included in our consolidated statement of operations through July 16, 2009 whereas the assets and liabilities of the residential mortgage portfolio have been removed from our consolidated balance sheet as of July 16, 2009. The following table also describes the non-cash changes in our assets and liabilities during 2009 caused by the deconsolidation of these VIEs.

As of July 16, 2009
ASSETS:
Investments in residential mortgages and mortgage-related receivables	$3,354,233
Allowance for losses	(127,657)
Accrued interest receivable	22,066
Deferred financing costs, net	763

Total assets	$3,249,405

LIABILITIES:
Mortgage-backed securities issued	$3,146,080
Accrued interest payable	20,395
Accounts payable and accrued expenses	1,346
Other liabilities	16,204

Total liabilities	3,184,025
Accumulated other comprehensive income (loss)	3,539

Total liabilities and accumulated other comprehensive income (loss)	3,187,564

Loss on sale of assets	$61,841

	For the Years Ended December 31
	2009	2008	2007
Revenue:
Investment interest income	$106,499	$216,080	$227,262
Investment interest expense	(99,100)	(200,507)	(211,946)

Net interest margin	7,399	15,573	15,316
Provision for losses	96,701	54,135	8,238

Income before other income (expense)	(89,302)	(38,562)	7,079
Losses on sales of assets	(61,841)	—	—

Net income (loss) allocable to common shares	$(151,143)	$(38,562)	$7,079

Investments in Securities through Taberna CDOs

Previously we consolidated Taberna III, Taberna IV, Taberna VI and Taberna VII, four securitizations in which we were determined to be the primary beneficiary primarily due to our majority ownership of the equity interests issued by the securitizations. On June 25, 2009, we sold all of our equity interests and a portion of our non-investment grade debt that we owned in these four securitizations and determined that we are no longer the primary beneficiary and, therefore, we deconsolidated the securitizations in accordance with FASB ASC Topic 810, “Consolidation.” We recorded losses on the sales of assets related to these VIEs of $313,808 in June 2009.

The following tables summarize the balance sheet and statement of operations effects of the deconsolidated VIEs as of the dates of their respective deconsolidation on June 25, 2009 and for the years ended December 31, 2009, 2008 and 2007. The statements of operations components for the respective VIEs were included in our consolidated statement of operations through June 25, 2009 whereas the assets and liabilities have been removed from our consolidated balance sheet as of June 25, 2009. The following table also describes the non-cash changes in our assets and liabilities during 2009 caused by the deconsolidation of these VIEs.

As of June 25, 2009
ASSETS:
Investments in securities, at fair value	$1,141,400
Investments in loans, net	45,172
Accrued interest receivable	33,973
Restricted cash	6,777
Other assets	35

Total assets	$1,227,357

LIABILITIES:
Indebtedness, at fair value	$420,749
Accounts payable and accrued expenses	273
Accrued interest payable	54,514
Derivative liabilities, at fair value	291,881
Other liabilities	38

Total liabilities	767,455
Accumulated other comprehensive income (loss)	(28,195)
Noncontrolling interests	174,289

Total liabilities, accumulated other comprehensive income (loss) and noncontrolling interests	913,549

Loss on sale of assets	$313,808

	For the Years Ended December 31
	2009	2008	2007
Revenue:
Investment interest income	$70,281	$168,511	$208,188
Investment interest expense	(30,799)	(101,229)	(156,359)

Net interest margin	39,482	67,282	51,829
Fee and other income	—	1,237	—

Total revenue	39,482	68,519	51,829
General and administrative expense	830	2,346	1,887
Provision for losses	5,279	5,049	—
Asset impairments	—	—	184,246

Income before other income (expense)	33,373	61,124	(134,304)
Losses on sales of assets	(313,808)	—	—
Change in fair value of financial instruments	(59,716)	(538,529)	—
Unrealized losses on interest rate hedges	—	—	(5,756)

Net income (loss)	(340,151)	(477,405)	(140,061)
(Income) loss allocated to noncontrolling interests	12,053	189,387	34,164

Net income (loss) allocable to common shares	$(328,098)	$(288,018)	$(105,897)

We previously consolidated Taberna II and Taberna V, two CDOs in which we were determined to be the primary beneficiary primarily due to our majority ownership of the preferred shares issued by the CDOs. During the year ended December 31, 2007, we sold a portion of the preferred shares and non-investment grade debt that we retained in these two CDOs and concluded that we were no longer the primary beneficiary of these two CDOs. We deconsolidated the CDOs and treated the deconsolidation of the CDOs as sales of the net assets of the entities and recorded losses on sales of assets of $99,537. Additionally, the losses we recorded on the sales of the net assets were in excess of our cost basis and we recorded gains on deconsolidation of VIEs of $117,158. The losses on the sales of the net assets of the VIEs was in excess of our cost basis due to other-than-temporary impairments we recorded on investments in securities held by these CDOs.

The following tables summarize the statement of operations of the deconsolidated VIEs for the year ended December 31, 2007. The statements of operations for the respective VIEs were included in our consolidated statement of operations during 2007.

For the Year Ended December 31, 2007
Revenue:
Investment interest income	$120,084
Investment interest expense	(94,143)

Net investment income	25,941
General and administrative expense	853

Income before other income (expense)	25,088
Losses on sales of assets	(99,537)
Gains on deconsolidation of VIEs	117,158
Unrealized gains (losses) on interest rate hedges	(552)
Asset impairments	(156,873)

Net income (loss)	$(114,716)
Allocation to noncontrolling interests	35,613

Net income (loss) allocable to common shareholders	$(79,103)

NOTE 4: INVESTMENTS IN LOANS

Our investments in mortgages and loans are accounted for at amortized cost.

Investments in Commercial Mortgages, Mezzanine Loans, Other Loans and Preferred Equity Interests

The following table summarizes our investments in commercial mortgages, mezzanine loans, other loans and preferred equity interests as of December 31, 2009:

	Unpaid Principal Balance	Unamortized (Discounts) Premiums	Carrying Amount	Number of Loans	Weighted- Average Coupon(1)	Range of Maturity Dates
Commercial mortgages	$825,044	$—	$825,044	55	6.9%	Mar. 2010 to Mar. 2016
Mezzanine loans	424,183	(2,378)	421,805	129	9.8%	Mar. 2010 to Nov. 2038
Other loans	125,889	(2,000)	123,889	9	5.2%	Mar. 2010 to Oct. 2016
Preferred equity interests	98,584	—	98,584	25	10.9%	May 2010 to Sept. 2021

Total	1,473,700	(4,378)	1,469,322	218	7.9%

Deferred fees	(1,756)	—	(1,756)

Total	$1,471,944	$(4,378)	$1,467,566

(1)	Weighted-average coupon is calculated on the unpaid principal amount of the underlying instruments which does not necessarily correspond to the carrying amount.

The following table summarizes our investments in commercial mortgages, mezzanine loans, other loans and preferred equity interests as of December 31, 2008:

	Unpaid Principal Balance	Unamortized (Discounts) Premiums	Carrying Amount	Number of Loans	Weighted- Average Coupon(1)	Range of Maturity Dates
Commercial mortgages	$1,246,446	$—	$1,246,446	95	7.7%	Mar. 2009 to Dec. 2013
Mezzanine loans	455,222	(2,850)	452,372	136	10.1%	Mar. 2009 to Aug. 2021
Other loans	178,696	(2,669)	176,027	12	5.9%	Apr. 2010 to Oct. 2016
Preferred equity interests	173,388	—	173,388	37	11.9%	Mar. 2009 to Sept. 2021

Total	2,053,752	(5,519)	2,048,233	280	8.5%

Deferred fees	(7,121)	—	(7,121)

Total	$2,046,631	$(5,519)	$2,041,112

(1)	Weighted-average coupon is calculated on the unpaid principal amount of the underlying instruments which does not necessarily correspond to the carrying amount.

During the year ended December 31, 2009, we completed the conversion of 27 commercial real estate loans to real estate owned properties, under which we acquired $416,751 of direct real estate investments upon conversion of $515,517 of commercial real estate loans.

The following table summarizes the delinquency statistics of our commercial mortgages, mezzanine loans, other loans and preferred equity interests as of December 31, 2009 and 2008:

Delinquency Status	As of December 31, 2009	As of December 31, 2008
30 to 59 days	$20,760	$610
60 to 89 days	82,685	8,360
90 days or more	44,310	95,523
In foreclosure or bankruptcy proceedings	47,625	101,054

Total	$195,380	$205,547

As of December 31, 2009 and 2008, approximately $171,372 and $186,040, respectively, of our commercial mortgages and mezzanine loans were on non-accrual status and had a weighted-average interest rate of 9.7% and 12.1%, respectively.

The following table displays the maturities of our investments in commercial mortgages, mezzanine loans, other loans and preferred equity interests by year:

2010	$584,328
2011	252,047
2012	113,304
2013	56,452
2014	37,776
Thereafter	429,793

Total	$1,473,700

Allowance For Losses And Impaired Loans

The following table provides a roll-forward of our allowance for losses for the year ended December 31, 2009, 2008 and 2007:

	For the Year Ended December 31, 2009			For the Year Ended December 31, 2008			For the Year Ended December 31, 2007
Type of Derivative	Commercial Mortgages, Mezzanine Loans and Other Loans	Residential Mortgages and Mortgage- Related Receivables	Total	Commercial Mortgages, Mezzanine Loans and Other Loans	Residential Mortgages and Mortgage- Related Receivables	Total	Commercial Mortgages, Mezzanine Loans and Other Loans	Residential Mortgages and Mortgage- Related Receivables	Total
Beginning balance	$117,737	$54,236	$171,973	$14,575	$11,814	$26,389	$1,726	$3,619	$5,345
Provision	130,080	96,487	226,567	107,360	55,423	162,783	13,187	8,534	21,721
Charge-offs, net of recoveries	(161,208)	(23,066)	(184,274)	(4,198)	(13,001)	(17,199)	(338)	(339)	(677)
Sale of residential mortgages and mortgage-related receivables	—	(127,657)	(127,657)	—	—	—	—	—	—

Ending balance	$86,609	$—	$86,609	$117,737	$54,236	$171,973	$14,575	$11,814	$26,389

During the year ended December 31, 2009, the charge-offs contained $98,766 related to the conversion of commercial real estate loans to real estate owned properties.

As of December 31, 2009 and December 31, 2008, we identified 31 and 26, respectively, commercial mortgages, mezzanine loans and other loans with unpaid principal balances of $189,961 and $211,068, respectively, as impaired. As of December 31, 2009 and December 31, 2008, we had allowance for losses of $86,609 and $117,737, respectively, associated with our commercial mortgages, mezzanine loans and other loans.

The average commercial mortgages, mezzanine loans and other loans unpaid principal balance of total impaired loans was $207,042 and $131,619 during the year ended December 31, 2009 and 2008, respectively. We recorded interest income from impaired loans of $3,203, $7,895 and $221 for the years ended December 31, 2009, 2008 and 2007, respectively.

Asset Impairments

For the year ended December 31, 2008, we recorded asset impairments of $8,509 associated with certain investments in commercial and residential loans. In making this determination, management considered the estimated fair value of the investments to our cost basis, the financial condition of the related entity and our intent and ability to hold the investments for a sufficient period of time to recover our investments. For the identified investments, management believes full recovery is not likely and wrote down the investments to their estimated fair value.

NOTE 5: INVESTMENTS IN SECURITIES

Our investments in securities and security-related receivables are accounted for at fair value. During 2009, we sold our residual interests in four CDOs and deconsolidated $1,141,400 of investments in securities. See Note 3—Asset Dispositions. The following table summarizes our investments in securities as of December 31, 2009:

Investment Description	Amortized Cost	Net Fair Value Adjustments	Estimated Fair Value	Weighted Average Coupon(1)	Weighted Average Years to Maturity
Trading securities
TruPS and subordinated debentures	$900,145	$(429,039)	$471,106	4.5%	24.7
Other securities	10,000	(9,700)	300	4.8%	42.9

Total trading securities	910,145	(438,739)	471,406	4.5%	24.9
Available-for-sale securities	3,600	(3,510)	90	2.4%	32.9
Security-related receivables
TruPS and subordinated debenture receivables	113,918	(40,269)	73,649	6.8%	12.6
Unsecured REIT note receivables	68,049	(2,656)	65,393	6.6%	7.8
CMBS receivables (2)	158,368	(99,474)	58,894	6.0%	34.3
Other securities	93,419	(67,954)	25,465	3.2%	30.1

Total security-related receivables	433,754	(210,353)	223,401	5.7%	23.4

Total investments in securities	$1,347,499	$(652,602)	$694,897	4.9%	24.5

(1)	Weighted-average coupon is calculated on the unpaid principal amount of the underlying instruments which does not necessarily correspond to the carrying amount.
(2)	CMBS receivables include securities with a fair value totaling $7,179 that are rated “BBB+” and “BB-” by Standard & Poor’s and securities with a fair value totaling $51,715 that are rated between “AAA” and “A-” by Standard & Poor’s.

A substantial portion of our gross unrealized losses is greater than 12 months.

The following table summarizes our investments in securities as of December 31, 2008:

Investment Description	Amortized Cost	Net Fair Value Adjustments	Estimated Fair Value	Weighted Average Coupon	Weighted Average Years to Maturity
Trading securities (1)
TruPS and subordinated debentures	$3,026,321	$(1,553,710)	$1,472,611	6.6%	25.9
Other securities	10,000	(9,300)	700	8.0%	43.9

Total trading securities	3,036,321	(1,563,010)	1,473,311	6.6%	25.9
Available-for-sale securities	48,285	(32,488)	15,797	8.4%	33.0
Security-related receivables (2)
TruPS and subordinated debenture receivables	369,734	(197,679)	172,055	7.6%	21.4
Unsecured REIT note receivables	372,688	(154,804)	217,884	6.0%	7.9
CMBS receivables (3)	224,434	(184,447)	39,987	5.9%	34.8
Other securities	43,493	(41,644)	1,849	5.4%	41.2

Total security-related receivables	1,010,349	(578,574)	431,775	6.6%	15.9

Total investments in securities	$4,094,955	$(2,174,072)	$1,920,883	6.6%	23.7

(1)	On January 1, 2008, we adopted the fair value option and transferred certain of our investments in securities from available-for-sale to trading in accordance with FASB ASC Topic 320. Subsequent to January 1, 2008, all changes in fair value associated with our trading securities are recorded in earnings as part of our change in fair value of financial instruments. See note 9.
(2)	Our investments in security-related receivables represent securities owned by CDO entities that we account for as financings under FASB ASC Topic 860. We elected to record security-related receivables at fair value in accordance with the fair value option on January 1, 2008. All changes in fair value of our security related receivables were recorded in earnings as part of the change in fair value of financial instruments. See notes 2 and 9.
(3)	CMBS receivables include securities with a fair value totaling $22,464 that are rated “BBB+” and “BB-” by Standard & Poor’s and securities with a fair value totaling $17,523 that are rated between “AAA” and “A-” by Standard & Poor’s.

A substantial portion of our gross unrealized losses are greater than 12 months.

TruPS included above as trading securities include (a) investments in TruPS issued by VIEs of which we are not the primary beneficiary and which we do not consolidate and (b) transfers of investments in TruPS securities to us that were accounted for as a sale pursuant to FASB ASC Topic 860, “Transfers and Servicing.” Subordinated debentures included above represent the primary assets of VIEs that we consolidate pursuant to FASB ASC Topic 810, “Consolidation.”

As of December 31, 2009 and December 31, 2008, $108,125 and $413,625, respectively, in principal amount of TruPS, subordinated debentures and subordinated debenture receivables were on non-accrual status and had a weighted-average coupon of 4.9% and 7.0%, respectively, and a fair value of $26,400 and $16,589, respectively. As of December 31, 2009 and December 31, 2008, $24,500 and $43,982, respectively, in par amount of other securities were on non-accrual status and had a weighted average coupon of 3.1% and 7.0%, respectively, and a fair value of $370 and $308, respectively.

Some of our investments in securities collateralize debt issued through CDO entities. Our TruPS CDO entities are static pools and prohibit, in most cases, the sale of such securities until the auction call period, typically 10 years from the CDO entity’s inception. At or subsequent to the auction call date, the remaining securities will be offered for sale and the proceeds will be used to repay outstanding indebtedness and liquidate the CDO entity. The assets of our consolidated CDOs collateralize the debt of such entities and are not available to our creditors. As of December 31, 2009 and December 31, 2008, investment in securities of $888,681 and $3,204,360, respectively, in principal amount of TruPS and subordinated debentures, and $230,768 and $605,445, respectively, in principal amount of unsecured REIT note receivables and CMBS receivables, collateralized the consolidated CDO notes payable of such entities. Some of these investments were eliminated upon the consolidation of various VIEs that we consolidate and the corresponding subordinated debentures of the VIEs are included as assets in our consolidated balance sheets.

Asset Impairments

Management evaluates investments in securities for impairment as events and circumstances warrant and concluded that certain of these securities were other than temporarily impaired as management does not expect full recovery of our investment. Asset impairment expense of $46,015 and $28,234 was recorded for the year ended December 31, 2009 and 2008, respectively, related to available-for-sale securities and was included in asset impairments in our consolidated statements of operations. This impairment reduced the amortized cost basis of these available-for-sale securities. Asset impairment expense of $428,653 was recorded for the year ended December 31, 2007 related to investments in securities and was included in asset impairment expense in our consolidated statements of operations. This impairment reduced the amortized cost basis of these available-for-sale securities and security-related receivables by $354,347 and $74,306, respectively.

NOTE 6: INVESTMENTS IN REAL ESTATE

As of December 31, 2009, we maintained investments in 36 consolidated real estate properties and three parcels of land. As of December 31, 2008, we maintained investments in 13 consolidated real estate properties and two parcels of land.

The table below summarizes the book value amounts included in our financial statements for our investments in real estate:

	As of December 31, 2009	As of December 31, 2008
Multi-family real estate properties	$508,942	$225,054
Office real estate properties	190,874	131,285
Retail real estate properties	40,584	—
Parcels of land	22,208	614

Subtotal	762,608	356,953
Plus: Escrows and reserves	1,175	4,091
Less: Accumulated depreciation and amortization	(25,548)	(10,557)

Investments in real estate	$738,235	$350,487

As of December 31, 2009 and 2008, our investments in real estate was comprised of land of $159,317 and $62,162, respectively, and buildings and improvements of $603,291 and $294,791, respectively.

As of December 31, 2009, we have identified four properties as assets held for sale. The carrying amount of these assets is $83,430 and liabilities related to these assets is $21,003. These amounts are included in the investments in real estate and indebtedness, accrued interest payable, accounts payable and accrued expenses, and deferred taxes, borrowers’ escrows and other liabilities financial statement captions. Liabilities related to assets held for sale exclude $51,547 of first mortgages held by RAIT I and RAIT II that are eliminated in our consolidated balance sheet. See Note 15—Assets Held For Sale and Discontinued Operations.

During the year ended December 31, 2009, we completed the conversion of 27 commercial real estate loans to real estate owned properties, under which we acquired $416,751 of real estate investments upon conversion of $515,517 of commercial real estate loans. The 27 real estate properties are comprised of the following: 19 multi-family properties, two retail properties, four office properties, one parcel of land and a vacant building. We previously held bridge or mezzanine loans with respect to these real estate properties.

On January 1, 2009, we adopted accounting standards classified under FASB ASC Topic 805, “Business Combinations” and defines a business as an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return directly to investors. All entities constituting a business (as defined) are subject to FASB ASC Topic 805, “Business Combinations”, including real estate acquisitions (generally limited to acquisitions of rental properties with tenants in place, not vacant land or owner-occupied property). Of the 27 commercial real estate loans that were converted to real estate owned properties, we determined that 25 properties met the criteria of a business as defined by FASB ASC Topic 805, “Business Combinations.” These 25 properties are comprised of the 19 multi-family properties, two retail properties and four office properties. The parcel of land and vacant building did not meet the criteria of a business as defined under FASB ASC Topic 805, “Business Combinations.” We accounted for the conversion of these two properties in accordance with FASB ASC Topic 360, “Property, Plant and Equipment.”

Real estate accounted for under FASB ASC Topic 805, “Business Combinations”

The following table summarizes the aggregate estimated fair value of the net assets acquired and liabilities assumed during the year ended December 31, 2009, on the respective date of each conversion, for the real estate accounted for under FASB ASC Topic 805.

Description	Estimated Fair Value
Assets acquired:
Investments in real estate	$379,656
Cash and cash equivalents	1,701
Restricted cash	4,620
Other assets	1,185
Goodwill	—

Total assets acquired	387,162
Liabilities assumed:
Accounts payable and accrued expenses	(3,732)
Other liabilities	(986)

Total liabilities assumed	(4,718)

Estimated fair value of net assets acquired	$382,444

The following table summarizes the consideration transferred to acquire the real estate properties and the amounts of identified assets acquired and liabilities assumed at the respective conversion date:

Description	Estimated Fair Value
Fair value of consideration transferred:
Commercial real estate loans	$386,126
Other considerations	(3,528)

Total fair value of consideration transferred	$382,598

During the year ended December 31, 2009, these investments contributed revenue of $18,327 and a net loss allocable to common shares of $3,416. During the year ended December 31, 2009, we incurred $154 of third-party acquisition-related costs, which are included in general and administrative expenses in our consolidated statement of operations.

Unaudited pro forma information relating to the acquisition of these real estate properties is presented below as if the conversion occurred on January 1, 2008 and 2009, respectively. These pro forma results are not necessarily indicative of the results which actually would have occurred if the acquisition had occurred on the first day of the periods presented, nor does the pro forma financial information purport to represent the results of operations for future periods:

Description	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Total revenue, as reported	$197,510	$244,783
Pro forma revenue	214,197	288,568
Net income (loss) allocable to common shares, as reported	(441,203)	(443,246)
Pro forma net income (loss) allocable to common shares	(441,444)	(441,496)

These amounts have been calculated after adjusting the results of the acquired businesses to reflect the additional depreciation that would have been charged assuming the fair value adjustments to our investments in real estate had been applied from January 1, 2008 and 2009, respectively, together with the consequential tax effects.

We have not yet completed the process of estimating the fair value of assets acquired and liabilities assumed. Accordingly, our preliminary estimates and the allocation of the purchase price to the assets acquired and liabilities assumed may change as we complete the process. In accordance with FASB ASC Topic 805, changes, if any, to the preliminary estimates and allocation will be reported in our financial statements retrospectively.

Real estate accounted for under FASB ASC Topic 360, “Property, Plant and Equipment”

During the year ended December 31, 2009, we completed the conversion of loans related to one parcel of land and one vacant building to real estate owned properties. We previously held bridge loans with respect to these real estate properties. We accounted for these conversions in accordance with FASB ASC Topic 360, “Property, Plant and Equipment.” On the respective date of each conversion, the parcel of land had a fair value of $21,595 and the vacant building had a fair value of $15,500. During the year ended December 31, 2009, we sold the vacant building and reported its operations and gain on sale from this entity as a component of discontinued operations for the year ended December 31, 2009.

During the year ended December 31, 2008, we entered into two joint ventures with unaffiliated real estate management companies for the purpose of acquiring and redeveloping certain multi-family real estate properties located primarily in southern U.S. submarkets. During July 2008, and in return for 80% of the Class A interests and 100% of the Class B interests in the first joint venture, we converted certain secured loans into preferred equity interests and contributed our interest in a multi-family real estate property, which has a carrying value of $28,872 as of December 31, 2008. During October 2008, and in return for a 95% interest in the second joint venture, we converted certain secured loans into preferred equity interests and contributed our interest in eight multi-family real estate properties, which has a carrying value of $196,983 as of December 31, 2008.

NOTE 7: INDEBTEDNESS

We maintain various forms of short-term and long-term financing arrangements. Generally, these financing agreements are collateralized by assets within CDOs or mortgage securitizations.

The following table summarizes our total recourse and non-recourse indebtedness as of December 31, 2009:

Description	Unpaid Principal Balance	Carrying Amount	Weighted- Average Interest Rate	Contractual Maturity
Recourse indebtedness:
Convertible senior notes (1)	$246,363	$245,885	6.9%	Apr. 2027
Secured credit facilities	49,994	49,994	4.8%	Dec. 2009 to Apr. 2011
Senior secured notes	43,000	43,000	12.5%	Apr. 2014
Loans payable on real estate	17,500	17,500	4.8%	Apr. 2010
Junior subordinated notes, at fair value (2)	38,052	17,004	8.7%	Mar. 2015 to Mar. 2035
Junior subordinated notes, at amortized cost	25,100	25,100	7.7%	Apr. 2037

Total recourse indebtedness	420,009	398,483	7.3%
Non-recourse indebtedness:
CDO notes payable, at amortized cost (3)(4)	1,396,750	1,396,750	0.7%	2036 to 2045
CDO notes payable, at fair value (2)(3)(5)	1,185,061	146,557	0.9%	2035 to 2038
Loans payable on real estate	64,461	64,461	5.6%	Aug. 2010 to Aug. 2016
Trust preferred obligations, at fair value (2)	132,375	70,872	1.9%	2036

Total non-recourse indebtedness	2,778,647	1,678,640	0.9%

Total indebtedness	$3,198,656	$2,077,123	1.8%

(1)	Our convertible senior notes are redeemable, at the option of the holders, in April 2012.

(2)	Relates to liabilities which we elected to record at fair value under FASB ASC Topic 825.
(3)	Excludes CDO notes payable purchased by us which are eliminated in consolidation.
(4)	Collateralized by $1,787,563 principal amount of commercial mortgages, mezzanine loans, other loans and preferred equity interests. These obligations were issued by separate legal entities and consequently the assets of the special purpose entities that collateralize these obligations are not available to our creditors.
(5)	Collateralized by $1,444,033 principal amount of investments in securities and security-related receivables and loans, before fair value adjustments. The fair value of these investments as of December 31, 2009 was $830,161. These obligations were issued by separate legal entities and consequently the assets of the special purpose entities that collateralize these obligations are not available to our creditors.

The following table summarizes our total recourse and non-recourse indebtedness as of December 31, 2008:

Description	Unpaid Principal Balance	Carrying Amount	Weighted- Average Interest Rate	Contractual Maturity
Recourse indebtedness:
Convertible senior notes (1)	$384,168	$382,779	6.9%	2027
Secured credit facilities	53,494	53,494	2.4%	Jun. 2009 to Jan. 2010
Loans payable on real estate	22,500	22,500	4.8%	Apr. 2010
Junior subordinated notes, at fair value (2)	38,052	15,221	8.7%	2035
Junior subordinated notes, at amortized cost	25,100	25,100	7.7%	2037
Term loan indebtedness	18,981	18,344	13.0%	May 2009 to Aug. 2010

Total recourse indebtedness	542,295	517,438	6.7%
Non-recourse indebtedness:
CDO notes payable, at amortized cost (3)(4)	1,451,750	1,451,750	1.0%	2036 to 2045
CDO notes payable, at fair value (2)(3)(5)	3,605,428	577,750	3.6%	2035 to 2038
Loans payable on real estate	29,751	29,751	5.6%	Aug. 2010 to Sep. 2015
Mortgage-backed securities issued (3)(6)(7)	3,388,199	3,364,151	5.1%	2035
Trust preferred obligations, at fair value (2)	359,459	162,050	5.9%	2035

Total non-recourse indebtedness	8,834,587	5,585,452	3.8%

Total indebtedness	$9,376,882	$6,102,890	4.0%

(1)	Our convertible senior notes are redeemable, at the option of the holders, in April 2012.
(2)	Relates to liabilities which we elected to record at fair value under FASB ASC Topic 825.
(3)	Excludes mortgage-backed securities and CDO notes payable purchased by us which are eliminated in consolidation.
(4)	Collateralized by $1,733,822 principal amount of commercial mortgages, mezzanine loans, other loans and preferred equity interests. These obligations were issued by separate legal entities and consequently the assets of the special purpose entities that collateralize these obligations are not available to our creditors.
(5)	Collateralized by $4,158,407 principal amount of investments in securities and security-related receivables and loans, before fair value adjustments. The fair value of these investments as of December 31, 2008 was $2,037,374. These obligations were issued by separate legal entities and consequently the assets of the special purpose entities that collateralize these obligations are not available to our creditors.
(6)	Collateralized by $3,611,860 principal amount of residential mortgages and mortgage-related receivables. These obligations were issued by separate legal entities and consequently the assets of the special purpose entities that collateralize these obligations are not available to our creditors.
(7)	Rates generally follow the terms of the underlying mortgages, which are fixed for a period of time and variable thereafter.

Recourse indebtedness refers to indebtedness that is recourse to our general assets, including the loans payable on real estate that are guaranteed by RAIT or RAIT Partnership. As indicated in the table above, our consolidated financial statements include recourse indebtedness of $398,483 as of December 31, 2009. Non-recourse indebtedness consists of indebtedness of consolidated VIEs (i.e. CDOs and other securitization vehicles) and the loans payable on real estate which is recourse only to specific assets pledged as collateral to the lenders. The creditors of each consolidated VIE have no recourse to our general credit.

The current status or activity in our financing arrangements occurring as of or during the year ended December 31, 2009 is as follows:

Recourse Indebtedness

Convertible senior notes. On April 18, 2007, we issued and sold in a private offering to qualified institutional buyers, $425,000 aggregate principal amount of 6.875% convertible senior notes due 2027, or the convertible notes. After deducting the initial purchaser’s discount and the estimated offering expenses, we received approximately $414,250 of net proceeds. Interest on the convertible notes is paid semi-annually and the convertible notes mature on April 15, 2027.

Prior to April 20, 2012, the convertible notes will not be redeemable at RAIT’s option, except to preserve RAIT’s status as a REIT. On or after April 20, 2012, RAIT may redeem all or a portion of the convertible notes at a redemption price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any. Convertible note holders may require RAIT to repurchase all or a portion of the convertible notes at a purchase price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any, on the convertible notes on April 15, 2012, April 15, 2017, and April 15, 2022, or upon the occurrence of certain change in control transactions prior to April 20, 2012.

Prior to April 15, 2026, upon the occurrence of specified events, the convertible notes will be convertible at the option of the holder at an initial conversion rate of 28.6874 shares per $1,000 principal amount of convertible notes. The initial conversion price of $34.86 represents a 27.5% premium to the per share closing price of $27.34 on the date the offering was priced. Upon conversion of convertible notes by a holder, the holder will receive cash up to the principal amount of such convertible notes and, with respect to the remainder, if any, of the conversion value in excess of such principal amount, at the option of RAIT in cash or RAIT’s common shares. The initial conversion rate is subject to adjustment in certain circumstances. We include the convertible notes in earnings per share using the treasury stock method if the conversion value in excess of the par amount is considered in the money during the respective periods.

On January 1, 2009, we adopted accounting standards classified under FASB ASC Topic 470, “Debt”. Upon adoption, we recorded a retrospective discount on our issued and outstanding convertible notes of $1,996. This discount reflects the fair value of the embedded conversion option within the convertible debt instruments and was recorded as an increase to additional paid in capital. The fair value was calculated by discounting the cash flows required in the indenture relating to the convertible notes agreement by a discount rate that represents management’s estimate of our senior, unsecured, non-convertible debt borrowing rate at the time when the convertible notes were issued. The discount will be amortized to interest expense through April 15, 2012, the date at which holders of our convertible notes could require repayment. Upon adoption, all prior periods were restated to reflect the retroactive adoption of the standard and total discount amortization recorded through December 31, 2008 was $607.

During the year ended December 31, 2009, we repurchased from the market, a total of $103,805 in aggregate principal amount of convertible notes for a total consideration of $54,519, including the issuance of a $43,000 senior secured note. See “Senior Secured Note” below. During 2009, we also exchanged $34,000 in aggregate principal amount of convertible notes for 8,126,000 common shares and $3,111 of cash, for total consideration of $13,999 based on our closing stock price of $1.34 per share on December 29, 2009, the date our exchange offer was completed. See “Exchange Offer” below. As a result of these transactions, we recorded gains on extinguishment of debt of $64,898, net of deferred financing costs and unamortized discounts that were written off.

During the year ended December 31, 2008, we repurchased, from the market, a total of $40,832 in aggregate principal amount of convertible notes for a total purchase price of $18,664. As a result, we recorded gains on extinguishment of debt of $21,181, net of deferred financing and unamortized discounts that were written off.

Secured credit facilities. As of December 31, 2009, we have borrowed an aggregate amount of $49,994 under three secured credit facilities, each with a different bank. All of our secured credit facilities are secured by designated commercial mortgages and mezzanine loans. As of December 31, 2009, the first secured credit facility had an unpaid principal balance of $21,314 which is payable in December 2011 under the current terms of this facility. As of December 31, 2009, the second secured credit facility had an unpaid principal balance of $22,180. This facility terminates in April 2010 and the unpaid principal balance at that time is payable in April 2011. As of December 31, 2009, the third secured credit facility had an unpaid principal balance of $6,500. We are amortizing this balance with monthly principal repayments of $500 which will result in the full repayment of this credit facility by February 2011.

Senior secured notes. On July 31, 2009, pursuant to a securities purchase agreement, we purchased from Mr. Marx $98,280 aggregate principal amount of our 6.875% Convertible Senior Notes due 2027, or the convertible senior notes, for a purchase price of $53,000. The purchase price consisted of (a) $43,000 12.5% Senior Secured Note due 2014 issued by us, or the senior secured note, and (b) $10,000 in cash. We also paid to Mr. Marx $1,989 of accrued and unpaid interest on the convertible notes through July 31, 2009.

The senior secured note bears interest at a rate of 12.5% per year and is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. The senior secured note matures on April 20, 2014 unless previously prepaid in accordance with its terms prior to such date. The senior secured note is fully and unconditionally guaranteed by two of our wholly owned subsidiaries, or the guarantors: RAIT Asset Holdings II Member, LLC, or RAHM, and RAIT Asset Holdings II, LLC, or RAH2. RAHM is the sole member of RAH2 and has pledged the equity of RAH2 to secure its guarantee. RAH2’s assets consist of $100,000 in par amount of certain CDO notes payable issued by RAIT’s consolidated securitizations RAIT CRE CDO I, LTD., RAIT Preferred Funding II, LTD., Taberna Preferred Funding VIII, Ltd., and Taberna Preferred Funding IX, Ltd. The senior secured note is not convertible into equity securities of RAIT.

The maturity date of the senior secured note may be accelerated upon the occurrence of specified customary events of default, the satisfaction of any related notice provisions and the failure to remedy such event of default, where applicable. These events of default include: our failure to pay any amount of principal or interest on the senior secured note when due; our failure or the failure of any guarantor to perform on any obligation of its or their part in any transaction document; and events of bankruptcy, insolvency or reorganization affecting us or any guarantor.

Junior subordinates notes, at fair value. On October 16, 2008, we issued $38,052 principal amount of junior subordinated notes to a third party and received $15,459 of net cash proceeds. Of the total amount of junior subordinated notes issued, $18,671 has a fixed interest rate of 8.65% through March 30, 2015 with a floating rate of LIBOR plus 400 basis points thereafter and a maturity date of March 30, 2035. The remaining $19,380 has a fixed interest rate of 9.64% and a maturity date of October 30, 2015. At issuance, we elected to record these junior subordinated notes at fair value under FASB ASC Topic 825, with all subsequent changes in fair value recorded in earnings. As of December 31, 2009, we have $38,052 unpaid principal associated with this indebtedness. The fair value, or carrying amount, of this indebtedness was $17,004 as of December 31, 2009.

Junior subordinated notes, at amortized cost. On February 12, 2007, we formed Taberna Funding Capital Trust I which issued $25,000 of trust preferred securities to investors and $100 of common securities to us. The combined proceeds were used by Taberna Funding Capital Trust I to purchase $25,100 of junior subordinated notes issued by us. The junior subordinated notes are the sole assets of Taberna Funding Capital Trust I and mature on April 30, 2037, but are callable, at our option, on or after April 30, 2012. Interest on the junior subordinated notes is payable quarterly at a fixed rate of 7.69% through April 2012 and thereafter at a floating rate equal to three-month LIBOR plus 2.50%. These of junior subordinated notes issued by us are outstanding as of December 31, 2009 and 2008.

On July 12, 2007, we formed Taberna Funding Capital Trust II which issued $25,000 of trust preferred securities to investors and $100 of common securities to us. The combined proceeds were used by Taberna Funding Capital Trust II to purchase $25,100 of junior subordinated notes issued by us. The junior subordinated notes are the sole assets of Taberna Funding Capital Trust II and mature on July 30, 2037, but are callable, at our option, on or after July 30, 2012. Interest on the junior subordinated notes is payable quarterly at a fixed rate of 8.06% through July 2012 and thereafter at a floating rate equal to three-month LIBOR plus 2.50%. On October 21, 2008, we repurchased, from the market, all of these trust preferred securities for a purchase price of $5,250. As a result, we recorded gains on extinguishment of debt of $19,150, net of $600 deferred financing costs that were written off associated with the junior subordinated issued by us.

Non-Recourse Indebtedness

CDO notes payable, at amortized cost. CDO notes payable at amortized cost represent notes issued by CDO entities which are used to finance the acquisition of unsecured REIT notes, CMBS securities, commercial mortgages, mezzanine loans, and other loans in our commercial real estate portfolio. Generally, CDO notes payable are comprised of various classes of notes payable, with each class bearing interest at variable or fixed rates. Both of our CRE CDOs are meeting all of their OC and IC trigger tests as of December 31, 2009.

During the year ended December 31, 2009, we repurchased, from the market, a total of $55,000 in aggregate principal amount of CDO notes payable issued by RAIT I and RAIT II. The aggregate purchase price was $4,029 and we recorded gains on extinguishment of debt of $50,971.

During 2008, we repurchased from the market a total of $3,000 in aggregate principal amount of CDO notes payable associated with RAIT I. The total purchase price was $759 and we recorded gains on extinguishment of debt of $2,241.

CDO notes payable, at fair value. As of January 1, 2008, we adopted the fair value option, which is now classified under FASB ASC Topic 825, and elected to record CDO notes payable at fair value. These CDO notes payable are collateralized by trading securities, security-related receivables and loans. At adoption, we decreased the carrying amount of these CDO notes payable by $1,520,616 to reflect these liabilities at fair value in our financial statements. The change in fair value of these CDO notes payable was a decrease of $49,280 and $1,434,175 for the years ended December 31, 2009 and 2008, respectively, and was included in our consolidated statements of operations.

Both of our Taberna consolidated CDOs are failing overcollateralization, or OC, trigger tests which cause a change to the priority of payments to the debt and equity holders of the respective securitizations. Upon the failure of an OC test, the indenture of each CDO requires cash flows that would otherwise have been distributed to us as equity distributions, or in some cases interest payments on our retained CDO notes payable, to be used to pay down sequentially the outstanding principal balance of the most senior note holders. The OC tests failures are due to defaulted collateral assets and credit risk securities. During the year ended December 31, 2009, $34,499 of cash flows were re-directed from our retained interests in these CDOs and were used to repay the most senior holders of our CDO notes payable.

Loans payable on real estate. As of December 31, 2009 and 2008, we had $81,908 and $52,251, respectively, of other indebtedness outstanding relating to loans payable on consolidated real estate and other loans. These loans are secured by specific consolidated real estate and commercial loans included in our consolidated balance sheet.

Trust preferred obligations. Trust preferred obligations finance subordinated debentures acquired by Trust VIEs that are consolidated by us for the portion of the total TruPS that are owned by entities outside of the consolidated group. These trust preferred obligations bear interest at either variable or fixed rates until maturity, generally 30 years from the date of issuance. The Trust VIE has the ability to prepay the trust preferred obligation at any time, without prepayment penalty, after five years. We do not control the timing or ultimate payment of the trust preferred obligations.

As of January 1, 2008, we adopted the fair value option, which is now classified under FASB ASC Topic 825, and elected to record trust preferred obligations at fair value. At adoption, we decreased the carrying amount of the trust preferred obligations by $52,070 to reflect these liabilities at fair value in our financial statements. The change in fair value of the trust preferred obligations was a decrease of $104,179 and $145,339 for the years ended December 31, 2009 and 2008, respectively, and was included in our consolidated statements of operations.

Exchange Offer

On December 29, 2009, we completed our previously announced exchange offer to exchange convertible senior notes for common shares and cash. Holders of our convertible senior notes tendered $34,000 aggregate principal amount of our convertible senior notes. Pursuant to the terms of the Exchange Offer, we issued 8,126,000 common shares and paid $3,111 of cash as consideration for the exchanges notes. For each $1,000 principal amount of our convertible senior notes exchanged, the holder received the following: (i) 239 common shares, (ii) a cash payment of $91.50 and (iii) accrued and unpaid interest on the convertible senior notes to, but excluding, the settlement date, paid in cash. As a result of the exchange offer, we recorded gains on extinguishment of debt of approximately $18,120.

Maturity of Indebtedness

Generally, the majority of our indebtedness is payable in full upon the maturity or termination date of the underlying indebtedness. The following table displays the aggregate contractual maturities of our indebtedness by year:

2010	$34,461
2011	43,104
2012	—
2013	—
2014	43,000
Thereafter	3,078,091

Total	$3,198,656

NOTE 8: DERIVATIVE FINANCIAL INSTRUMENTS

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which we and our affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, we are potentially exposed to credit loss. However, because of the high credit ratings of the counterparties, we do not anticipate that any of the counterparties will fail to meet their obligations.

Cash Flow Hedges

We have entered into various interest rate swap contracts to hedge interest rate exposure on floating rate indebtedness. We designate interest rate hedge agreements at inception and determine whether or not the interest rate hedge agreement is highly effective in offsetting interest rate fluctuations associated with the identified indebtedness. At designation, certain of these interest rate swaps had a fair value not equal to zero. However, we concluded, at designation, that these hedging arrangements were highly effective during their term using regression analysis and determined that the hypothetical derivative method would be used in measuring any ineffectiveness. At each reporting period, we update our regression analysis and, as of December 31, 2009, we concluded that these hedging arrangements were highly effective during their remaining term and used the hypothetical derivative method in measuring the ineffective portions of these hedging arrangements.

Foreign Currency Derivatives

In 2008, we entered into various foreign currency derivatives to hedge our exposure to changes in the value of a U.S. dollar as compared to foreign currencies, primarily the Euro. Our foreign currency derivatives are recorded at fair value in our financial statements, with changes in fair value recorded in earnings. These foreign currency derivatives have expired and we have not entered into any new foreign currency derivatives during 2009.

The following table summarizes the aggregate notional amount and estimated net fair value of our derivative instruments as of December 31, 2009 and December 31, 2008:

	As of December 31, 2009		As of December 31, 2008
	Notional	Fair Value	Notional	Fair Value
Cash flow hedges:
Interest rate swaps	$1,826,167	$(186,986)	$3,685,692	$(613,852)
Interest rate caps	36,000	1,335	51,000	863
Basis swaps	—	—	50,000	—
Foreign currency derivatives:
Currency options	—	—	2,127	21

Net fair value	$1,862,167	$(185,651)	$3,788,819	$(612,968)

The following table summarizes the effect on income by derivative instrument type for the following periods:

	For the Year Ended December 31, 2009		For the Year Ended December 31, 2008		For the Year Ended December 31, 2007
Type of Derivative	Amounts Reclassified to Earnings for Effective Hedges— Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness— Gains (Losses)	Amounts Reclassified to Earnings for Effective Hedges— Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness— Gains (Losses)	Amounts Reclassified to Earnings for Effective Hedges— Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness— Gains (Losses)
Interest rate swaps	$(2,088)	$(449)	$(9,849)	$(432)	$3,975	$(7,490)
Interest rate caps	—	—	—	—	—	(191)
Basis swaps	—	—	—	—	29	(123)
Currency options	—	(21)	—	25	—	15

Total	$(2,088)	$(470)	$(9,849)	$(407)	$4,004	$(7,789)

On January 1, 2008, we adopted the fair value option, which has been classified under FASB ASC Topic 825, “Financial Instruments”, for certain of our CDO notes payable. Upon the adoption of this standard, hedge accounting for any previously designated cash flow hedges associated with these CDO notes payable was discontinued and all changes in fair value of these cash flow hedges are recorded in earnings. As of December 31, 2009, the notional value associated with these cash flow hedges where hedge accounting was discontinued was $1,010,276 and had a liability balance with a fair value of $105,352. During the years ended December 31, 2009 and 2008, the change in value of these hedges was an increase of $6,377 and a decrease of $394,112, respectively. The change in value of these hedges was recorded as a component of the change in fair value of financial instruments in our consolidated statement of operations.

During the year ended December 31, 2009, cash flow hedges with a notional value of $1,801,445 and a liability fair value of $291,881 were removed from our consolidated financial statements due to the deconsolidation of VIEs. See Note 5: “Investments in Securities” for further disclosure.

Amounts reclassified to earnings associated with effective cash flow hedges are reported in investment interest expense and the fair value of these hedge agreements is included in other assets or derivative liabilities.

Free-Standing Derivatives

We have maintained warehouse arrangements with various investment banks through 2008. These warehouse arrangements were free-standing derivatives under FASB ASC Topic 815, “Derivatives and Hedging”. As such, our investment, or first-dollar risk of loss, was recorded at fair value each period with the change in fair value recorded in earnings.

During the year ended December 31, 2008, our remaining two warehouse facilities terminated. As such, we did not expect that we would recover our warehouse deposits. As a result, as of December 31, 2008, we fully accrued for the contingency of losing our $32,059 of warehouse deposits in other liabilities. The accrual was charged to earnings through the change in fair value of free-standing derivatives. Subsequent to December 31, 2008, we did not recover our warehouse deposit and charged off our deposits accordingly.

In addition, the option we provided a warehouse provider for us to provide credit default protection on two reference securities was terminated in May 2008 and we have no further obligation thereunder.

NOTE 9: FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents information about the eligible instruments for which we elected the fair value option and for which adjustments were recorded as of January 1, 2008:

	Carrying Amount as of December 31, 2007	Effect from adoption of the fair value option	Carrying Amount as of January 1, 2008 (After adoption of the fair value option)
Assets:
Trading securities (1)	$2,721,360	$—	$2,721,360
Security-related receivables	1,050,967	(99,991)	950,976
Deferred financing costs, net of accumulated amortization	18,047	(18,047)	—
Liabilities:
Trust preferred obligations	(450,625)	52,070	(398,555)
CDO notes payable	(3,695,858)	1,520,616	(2,175,242)
Derivative liabilities	(155,080)	—	(155,080)
Deferred taxes and other liabilities	(6,103)	6,103	—

Fair value adjustments before allocation to noncontrolling interests		1,460,751
Allocation of fair value adjustments to noncontrolling interests	—	(373,357)	(373,357)

Cumulative effect on shareholders’ equity from adoption of the fair value option (2)		$1,087,394

(1)	Prior to January 1, 2008, trading securities were classified as available-for-sale and carried at fair value. Accordingly, the election of the fair value option for trading securities did not change their carrying value and resulted in a reclassification of $310,520 from accumulated other comprehensive income (loss) to retained earnings (deficit) on January 1, 2008.
(2)	The $1,087,394 cumulative effect on shareholders’ equity from the adoption of the fair value option on January 1, 2008 was comprised of a $310,520 increase to accumulated other comprehensive income (loss) and a $776,874 increase to retained earnings (deficit).

Fair Value of Financial Instruments

FASB ASC Topic 825, “Financial Instruments” requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The fair value of investments in mortgages and loans, investments in securities, trust preferred obligations, CDO notes payable, convertible senior notes, junior subordinated notes and derivative assets and liabilities is based on significant observable and unobservable inputs. The fair value of cash and cash equivalents, restricted cash, secured credit facilities, senior secured notes, loans payable on real estate and other indebtedness approximates cost due to the nature of these instruments.

The following table summarizes the carrying amount and the fair value of our financial instruments as of December 31, 2009:

Financial Instrument	Carrying Amount	Estimated Fair Value
Assets
Commercial mortgages, mezzanine loans and other loans	$1,467,566	$1,401,393
Investments in securities and security-related receivables	694,897	694,897
Cash and cash equivalents	25,034	25,034
Restricted cash	156,167	156,167
Derivative assets	1,335	1,335
Liabilities
Recourse indebtedness:
Convertible senior notes	245,885	100,987
Secured credit facilities	49,994	49,994
Senior secured notes	43,000	43,000
Junior subordinated notes, at fair value	17,004	17,004
Junior subordinated notes, at amortized cost	25,100	11,185
Loans payable on real estate	17,500	17,500
Non-recourse indebtedness:
CDO notes payable, at amortized cost	1,396,750	592,555
CDO notes payable, at fair value	146,557	146,557
Loans payable on real estate	64,461	64,461
Trust preferred obligations, at fair value	70,872	70,872
Derivative liabilities	186,986	186,986

Fair Value Measurements

The following tables summarize information about our assets and liabilities measured at fair value on a recurring basis as of December 31, 2009, and indicate the fair value hierarchy of the valuation techniques utilized to determine such fair value:

Assets:	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2009
Trading securities
TruPS and subordinated debentures	$—	$—	$471,106	$471,106
Other securities	—	300	—	300
Available-for-sale securities	—	90	—	90
Security-related receivables
TruPS and subordinated debenture receivables	—	—	73,649	73,649
Unsecured REIT note receivables	—	65,393	—	65,393
CMBS receivables	—	58,894	—	58,894
Other securities	—	25,465	—	25,465
Derivative assets	—	1,335	—	1,335

Total assets	$—	$151,477	$544,755	$696,232

Liabilities:	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2009

Junior subordinated notes, at fair value	$—	$17,004	$—	$17,004
Trust preferred obligations	—	—	70,872	70,872
CDO notes payable, at fair value	—	—	146,557	146,557
Derivative liabilities	—	186,986	—	186,986

Total liabilities	$—	$203,990	$217,429	$421,419

The following tables summarize additional information about assets and liabilities that are measured at fair value on a recurring basis for which we have utilized level 3 inputs to determine fair value for the year ended December 31, 2009:

Assets	Trading Securities—TruPS and Subordinated Debentures	Security-Related Receivables—TruPS and Subordinated Debenture Receivables	Total Level 3 Assets
Balance, as of December 31, 2008	$1,472,611	$172,055	$1,644,666
Change in fair value of financial instruments	(121,064)	(16,525)	(137,589)
Purchases and sales, net	14,133	(4,772)	9,361
Deconsolidation of VIEs	(894,574)	(77,109)	(971,683)

Balance, as of December 31, 2009	$471,106	$73,649	$544,755

Liabilities	Trust Preferred Obligations	CDO Notes Payable, at Fair Value	Total Level 3 Liabilities
Balance, as of December 31, 2008	$162,050	$577,750	$739,800
Change in fair value of financial instruments	(104,179)	(56,973)	(161,152)
Purchases and sales, net	88,119	(26,864)	61,255
Deconsolidation of VIEs	(75,118)	(347,356)	(422,474)

Balance, as of December 31, 2009	$70,872	$146,557	$217,429

Change in Fair Value of Financial Instruments

The following table summarizes realized and unrealized gains and losses on assets and liabilities for which we elected the fair value option within FASB ASC Topic 825, “Financial Instruments” as reported in change in fair value of financial instruments in the accompanying consolidated statements of operations:

Description	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Change in fair value of trading securities and security-related receivables	$(158,273)	$(1,737,305)
Change in fair value of CDO notes payable, trust preferred obligations and other liabilities	153,459	1,579,689
Change in fair value of derivatives	6,377	(394,821)

Change in fair value of financial instruments	$1,563	$(552,437)

The changes in the fair value for the investment in securities, CDO notes payable, trust preferred obligations, and other liabilities for which the fair value option was elected for the years ended December 31, 2009 and 2008 was primarily attributable to changes in instrument specific credit risks. The changes in the fair value of derivatives for which the fair value option was elected for the years ended December 31, 2009 and 2008 was mainly due to changes in interest rates.

NOTE 10: SHAREHOLDERS’ EQUITY

Preferred Shares

In 2004, we issued 2,760,000 shares of our 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, or Series A Preferred Shares, for net proceeds of $66,600. The Series A Preferred Shares accrue cumulative cash dividends at a rate of 7.75% per year of the $25.00 liquidation preference, equivalent to $1.9375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series A Preferred Shares have no maturity date and we are not required to redeem the Series A Preferred Shares at any time. On or after March 19, 2009, we may, at our option, redeem the Series A Preferred Shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

In 2004, we issued 2,258,300 shares of our 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, or Series B Preferred Shares, for net proceeds of $54,400. The Series B Preferred Shares accrue cumulative cash dividends at a rate of 8.375% per year of the $25.00 liquidation preference, equivalent to $2.09375 per year per share. Dividends are payable quarterly in arrears at the end of each March, June, September and December. The Series B Preferred Shares have no maturity date and we are not required to redeem the Series B Preferred Shares at any time. On or after October 5, 2009, we may, at our option, redeem the Series B Preferred Shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

On July 5, 2007, we issued 1,600,000 shares of our 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, or the Series C Preferred Shares, in a public offering at an offering price of $25.00 per share. After offering costs, including the underwriters’ discount, and expenses of $1,660, we received $38,340 of net proceeds. The Series C Preferred Shares accrue cumulative cash dividends at a rate of 8.875% per year of the $25.00 liquidation preference and are paid on a quarterly basis. The Series C Preferred Shares have no maturity date and we are not required to redeem the Series C Preferred Shares at any time. We may not redeem the Series C Preferred Shares before July 5, 2012, except for the special optional redemption to preserve our tax qualification as a REIT. On or after July 5, 2012, we may, at our option, redeem the Series C Preferred Shares, in whole or part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

Common Shares

Share Repurchases:

On July 24, 2007, our board of trustees adopted a share repurchase plan that authorizes us to purchase up to $75,000 of RAIT common shares. Under the plan, we may make purchases, from time to time, through open market or privately negotiated transactions. We have not repurchased any common shares under this plan as of December 31, 2009.

Share Issuances:

Exchange Offer. On December 29, 2009, we completed our previously announced exchange offer to exchange $34,000 of our convertible senior notes for common shares and cash. Pursuant to the terms of the Exchange Offer, we issued 8,126,000 common shares and paid $3,111 of cash as consideration for the exchanges notes. See Note 7—”Indebtedness—Exchange Offer” above.

Dividend reinvestment and share purchase plan (DRSPP). We implemented an amended and restated dividend reinvestment and share purchase plan, or DRSPP, effective as of March 13, 2008, pursuant to which we registered and reserved for issuance 10,000,000 common shares. During the year ended December 31, 2009, we issued a total of 1,314,529 common shares pursuant to the DRSPP at a weighted-average price of $1.52 per share and we received $2,000 of net proceeds. On January 26, 2010, our board approved increasing the number of common shares available for issuance under the DRSPP by 7,248,436 common shares so that, with the 4,751,564 common shares previously authorized for issuance under the DRSPP that remain available for issuance, 12,000,000 common shares, in the aggregate, would be available for issuance under the DRSPP upon the registration under the Securities Act of 1933, as amended, of the common shares added to the DRSPP.

Standby Equity Distribution Agreement (SEDA). On January 13, 2010, we entered into a standby equity distribution agreement, or the SEDA, with YA Global Master SPV Ltd., or YA Global, which is managed by Yorkville Advisors, LLC, whereby YA Global agreed to purchase up to $50,000, or the commitment amount, worth of newly issued RAIT common shares upon notices given by us, subject to the terms and conditions of the SEDA. The SEDA terminates automatically on the earlier of January 13, 2012 or the date YA Global has purchased $50,000 worth of common shares under the SEDA. The number of common shares issued or issuable pursuant to the SEDA, in the aggregate, cannot exceed 12,500,000 common shares.

Subject to the terms and conditions of the SEDA, we may issue notices from time to time to YA Global requiring YA Global to purchase common shares. The maximum portion of the commitment amount RAIT can request YA Global to pay pursuant to a single notice cannot exceed $1,500 or any other mutually agreed amount. The number of common shares issuable in connection with each notice is computed by dividing the portion of the commitment amount set forth in the notice by the purchase price for the common shares. The purchase price equals 97% of the market price, which is defined as the lowest daily volume weighted average price, or VWAP, of the common shares traded on the New York Stock Exchange during the three consecutive trading days after the date we delivered the notice to YA Global (the “Pricing Period”).

For each notice, we may indicate a minimum acceptable price, or the minimum price. If on any trading day during the pricing period, the VWAP for the common shares is below the minimum price, each, an excluded day, the portion of the commitment amount we have requested YA Global to pay under such notice will be reduced by 33%. In addition, each excluded day will be excluded from the Pricing Period for purposes of determining the market price. If YA Global has sold Common Shares on an Excluded Day, RAIT is obligated to sell, and YA Global is obligated to purchase, such number of Common Shares at a price equal to the Minimum Price; provided, however, that such number of Common Shares is not to exceed the number obtained by dividing the amount by which the Commitment Amount was reduced by the Minimum Price corresponding to such notice.

The portion of the requested Commitment Amount is automatically withdrawn to the extent the related purchases of Common Shares by YA Global would cause the aggregate number of Common Shares beneficially owned by YA Global and its affiliates to exceed 4.99% of the then outstanding Common Shares or exceed the aggregate offering price of Common Shares issuable under the Registration Statement. Upon expiration of the Pricing Period, YA Global will purchase the appropriate number of Common Shares subject to RAIT meeting certain customary conditions. RAIT will pay a placement agent fee to Raymond James & Associates, Inc. in an amount equal to 2% of the gross proceeds to RAIT of any sale of Common Shares pursuant to the SEDA.

After the first closing under the SEDA and thereafter prior to the termination of the SEDA, RAIT may from time to time request YA Global to purchase promissory notes issued by RAIT with a principal amount of up to $10,000. After considering each request in good faith, YA Global, in its sole discretion, will decide whether or not to purchase the notes. Any such notes purchased by YA Global will be on mutually acceptable terms and may include a provision that the notes be repaid with the proceeds of amounts delivered pursuant to the SEDA.

The following tables summarize the dividends we declared or paid during the years ended December 31, 2009 and 2008:

	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	For the Year Ended December 31, 2009
Series A Preferred Shares
Date declared	1/27/09	4/8/09	7/28/09	10/27/09
Record date	3/2/09	6/1/09	9/1/09	12/1/09
Date paid	3/31/09	6/30/09	9/30/09	12/31/09
Total dividend amount	$1,337	$1,337	$1,337	$1,337	$5,348
Series B Preferred Shares
Date declared	1/27/09	4/8/09	7/28/09	10/27/09
Record date	3/2/09	6/1/09	9/1/09	12/1/09
Date paid	3/31/09	6/30/09	9/30/09	12/31/09
Total dividend amount	$1,182	$1,182	$1,182	$1,182	$4,728
Series C Preferred Shares
Date declared	1/27/09	4/8/09	7/28/09	10/27/09
Record date	3/2/09	6/1/09	9/1/09	12/1/09
Date paid	3/31/09	6/30/09	9/30/09	12/31/09
Total dividend amount	$888	$888	$888	$888	$3,552
Common shares
Date declared	—	—	—	—	—
Record date	—	—	—	—	—
Date paid	—	—	—	—	—
Dividend per share	—	—	—	—	—
Total dividend declared	—	—	—	—	—

	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	For the Year Ended December 31, 2008
Series A Preferred Shares
Date declared	1/29/08	4/17/08	7/29/08	10/22/08
Record date	3/3/08	6/2/08	9/2/08	12/1/08
Date paid	3/31/08	6/30/08	9/30/08	12/31/08
Total dividend amount	$1,337	$1,337	$1,337	$1,337	$5,348
Series B Preferred Shares
Date declared	1/29/08	4/17/08	7/29/08	10/22/08
Record date	3/3/08	6/2/08	9/2/08	12/1/08
Date paid	3/31/08	6/30/08	9/30/08	12/31/08
Total dividend amount	$1,182	$1,182	$1,182	$1,182	$4,728
Series C Preferred Shares
Date declared	1/29/08	4/17/08	7/29/08	10/22/08
Record date	3/3/08	6/2/08	9/2/08	12/1/08
Date paid	3/31/08	6/30/08	9/30/08	12/31/08
Total dividend amount	$888	$888	$888	$888	$3,552
Common shares
Date declared	3/25/08	6/30/08	—	10/10/08
Record date	4/4/08	7/16/08	—	10/31/08
Date paid	5/15/08	8/12/08	—	12/5/08
Dividend per share	$0.46	$0.46	$—	$0.35	$1.27
Total dividend declared	$28,083	$29,350	$—	$22,675	$80,108

On January 26, 2010, our board of trustees declared a first quarter 2010 cash dividend of $0.484375 per share on our 7.75% Series A Preferred Shares, $0.5234375 per share on our 8.375% Series B Preferred Shares and $0.5546875 per share on our 8.875% Series C Preferred Shares. The dividends will be paid on March 31, 2010 to holders of record on March 1, 2010.

NOTE 11: STOCK BASED COMPENSATION AND EMPLOYEE BENEFITS

We maintain the RAIT Financial Trust 2008 Incentive Award Plan (the “Incentive Award Plan”). The maximum aggregate number of common shares that may be issued pursuant to the Incentive Award Plan is 4,500,000. As of December 31, 2009, 2,464,061 common shares are available for issuance under this plan.

We have granted to our officers, trustees and employees phantom shares pursuant to the RAIT Investment Trust Phantom Share Plan and phantom units pursuant to the Incentive Award Plan. Both phantom shares and phantom units are redeemable for common shares issued under the Incentive Award Plan. Redemption occurs after a period of time of vesting set by the compensation committee of our board of trustees (“Compensation Committee”). All outstanding phantom shares issued to non-management trustees, vested immediately, have dividend equivalent rights and will be redeemed upon separation from service from us. In December 2008, the Compensation Committee amended the redemption terms of the remaining 3,688 phantom shares outstanding to provide that they would be redeemed on January 27, 2009. Phantom units granted to non-management trustees vest immediately, have dividend equivalent rights and will be redeemed upon the earliest to occur of (i) the first anniversary of the date of grant, or (ii) a trustee’s termination of service with us. Phantom units granted to officers and employees vest in varying percentages set by the Compensation Committee over four years, have dividend equivalent rights and will be redeemed between one to two years after vesting as set by the Compensation Committee.

On January 23, 2007, the Compensation Committee awarded 408,517 phantom units, valued at $14,997 using our closing stock price of $36.71, to various employees and trustees. The awards generally vest over four year periods for employees and immediately for trustees. On May 22, 2007, the Compensation Committee awarded 33,510 phantom units, valued at $965 using our closing stock price of $28.81, to various employees. The awards vest over four year periods. On July 24, 2007, the Compensation Committee awarded our trustees 9,562 phantom units, valued at $175. The awards vested immediately.

On December 7, 2007, ten of our executive officers voluntarily forfeited 322,000 phantom units awards that were granted to them on January 23, 2007 under the Incentive Award Plan. The equity incentive awards were subject to vesting periods of four or five years beginning in January 2008. The aggregate value of these awards when granted was $11,821, of which $2,113 was expensed through September 30, 2007. In accordance with accounting standards classified under FASB ASC Topic 718, we expensed the remaining $9,708 as non-cash compensation expense during the quarter ended December 31, 2007. If these awards had remained outstanding in accordance with their terms, we would have expensed this remaining amount over the remaining vesting periods of these awards.

On January 8, 2008, the Compensation Committee awarded 324,200 phantom units, valued at $2,448 using our closing stock price of $7.55, to various non-executive employees. The awards generally vest over four year periods. On March 5, 2008, the Compensation Committee awarded 26,712 phantom units, valued at $175 using our closing stock price of $6.55, to trustees. These awards vested immediately. On August 7, 2008, the Compensation Committee awarded 24,927 phantom units, valued at $175 using our closing stock price of $7.02, to trustees. These awards vested immediately.

On March 5, 2009, the compensation committee of our board of trustees, or the compensation committee, awarded 484,000 phantom units, valued at $242 using our closing stock price of $0.50 per share, to various non-executive employees. The awards generally vest over three-year periods.

On June 25, 2009, the compensation committee awarded 200,000 phantom units, valued at $238 using our closing stock price of $1.19, to two non-executive employees. The awards generally vest over four-year periods.

During the years ended December 31, 2009 and 2008, there were 21,805 and 29,943, respectively, phantom units redeemed for common shares and 37,000 and 60,152 phantom units forfeited, respectively, including 322,000 phantom units forfeited by our executive officers discussed above. At December 31, 2009 and 2008, there were 1,080,882 and 455,687, respectively, phantom units outstanding.

As part of the acquisition of Taberna on December 11, 2006, or the Taberna acquisition, we assumed 481,785 unvested restricted shares in exchange for the unvested restricted shares of Taberna’s employees that did not vest on the date of acquisition. The unvested restricted shares were accounted for under FASB ASC Topic 718, and the grant date fair value on December 11, 2006 of $16,559 (based on the closing price of $34.37 at December 11, 2006 of our common shares) will be expensed over the remaining vesting provisions of the original awards. During the years ended December 31, 2009 and 2008, unvested restricted shares totaling 62,338 and 126,613, respectively, vested and were issued to the respective employees.

During the year ended December 31, 2008, there were 22,237 unvested restricted shares forfeited. There were no unvested restricted shares forfeited during 2009. As of December 31, 2009 and 2008, there were 14,159 and 76,690, respectively, unvested restricted shares outstanding.

As of December 31, 2009 and 2008, the deferred compensation cost relating to unvested awards was $2,642 and $5,898, respectively, relating to phantom units and restricted stock that had a weighted average remaining vesting period of 1.6 years and 1.1 years, respectively.

On January 26, 2010, the compensation committee awarded 1,500,000 phantom units, valued at $1,905 using our closing stock price of $1.27, to our executive officers. Half of these awards vested immediately and the remainder vests in one year. On January 26, 2010, the compensation committee awarded 500,000 phantom units, valued at $635 using our closing stock price of $1.27, to our non-executive officer employees. These awards generally vest over three-year periods.

On January 26, 2010, the compensation committee approved a cash payment to the Board’s eight non-management trustees intended to constitute a portion of their respective 2010 annual non-management trustee compensation. The cash payment was subject to terms and conditions set forth in a letter agreement, or the letter agreement, between each of the non-management trustees and RAIT. The terms and conditions included a requirement that each trustee use a portion of the cash payment to purchase RAIT’s common shares in purchases that, individually and in the aggregate with all purchases made by all the other non-management trustees pursuant to their respective letter agreements, complied with Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended. The aggregate amount required to be used by all of the non-management trustees to purchase common shares is $240.

Stock Options

We have granted to our officers, trustees and employees options to acquire common shares. The vesting period is determined by the Compensation Committee and the option term is generally ten years after the date of grant. As of December 31, 2009 and 2008, there were 168,800 and 178,800 options outstanding, respectively.

A summary of the options activity of the Incentive Award Plan is presented below.

	2009		2008		2007
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, January 1,	178,800	$21.84	215,300	$20.68	225,842	$20.49
Expired	(10,000)	10.75	(36,500)	15.00	—	—
Exercised	—	—	—	—	(10,542)	16.53

Outstanding, December 31,	168,800	$22.50	178,800	$21.84	215,300	$20.68

Options exercisable at December 31,	168,800		178,800		180,300

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2009	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding at December 31, 2009	Weighted Average Exercise Price
$13.65	7,000	1.1 years	$13.65	7,000	$13.65
$19.21 - 19.85	20,000	2.4 years	$19.50	20,000	$19.50
$21.81 - 26.40	141,800	3.7 years	$23.36	141,800	$23.36

	168,800	3.5 years	$22.50	168,800	$22.50

We did not grant options during the three years ended December 31, 2009.

During the years ended December 31, 2009, 2008 and 2007, we recorded compensation expense of $3,830, $7,206, and $20,891, respectively, associated with our stock based compensation. Stock-based compensation expense for the year ended December 31, 2007 includes $9,708 of stock forfeitures discussed above.

Employee Benefits

401(k) Profit Sharing Plan

During 2007, we maintained the RAIT Investment Trust 401(k) profit sharing plan, or the former RAIT 401(k) plan, for our employees and assumed the Taberna Capital Management LLC 401(k) profit sharing plan in connection with the Taberna acquisition because we wish to encourage our employees to save some percentage of their cash compensation, through voluntary deferrals, for their eventual retirement. Effective January 1, 2008, the former RAIT 401(k) plan and Taberna 401(k) plan were combined into the RAIT Financial Trust 401(k) profit sharing plan, or the RAIT 401(k) plan, in order to provide consistent benefits to all employees.

The former RAIT 401(k) plan offered eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which we supplemented with matching contributions. Any matching contribution made by RAIT pursuant to this plan vests 20% per year of service. Until August 2006, matching contributions were made in RAIT common shares.

The Taberna 401(k) plan also offered eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by our matching cash contributions and potential profit sharing payments. During 2007, RAIT provided a 4% cash match of the employee contributions and paid an additional 2% of eligible compensation as discretionary cash profit sharing payments. Any matching contribution made by RAIT pursuant to the Taberna 401(k) plan vests 33% per year of service. No common shares were issued pursuant to the Taberna 401(k) plan.

The RAIT 401(k) plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by our matching cash contributions and potential profit sharing payments. Since January 1, 2008, RAIT provides a 4% cash match of the employee contributions and may pay an additional 2% of eligible compensation as discretionary cash profit sharing payments. Any matching contribution made by RAIT pursuant to the RAIT 401(k) plan vests 33% per year of service, provided that amounts carried over from the former RAIT 401(k) plan retain the vesting schedule of that plan. No common shares are issued pursuant to the RAIT 401(k) plan.

During the years ended December 31, 2009, 2008 and 2007, we recorded $296, $642 and $277 of contributions which is included in compensation expense on the accompanying statement of operations.

Deferred Compensation

In June 2002, we established a supplemental executive retirement plan, or SERP, providing for retirement benefits to Betsy Z. Cohen, our Chairman, as required by her employment agreement with us. We amended this SERP plan on December 11, 2006 in connection with the acquisition of Taberna. Under the terms of the SERP Plan, Mrs. Cohen’s benefit consists of two components, a share component and a cash component. On July 1, 2007, the share component was distributed to Mrs. Cohen in the form of 158,101 common shares in a single lump sum. The cash component commenced distribution to Mrs. Cohen in a 50% joint and survivor annuity on July 1, 2007. We established a trust to serve as the funding vehicle for the SERP benefit. During the year ended December 31, 2008, $433 of the cash component was distributed to Mrs. Cohen through monthly payments. During the period from July 1, 2007 to December 31, 2007, $216 of the cash component was distributed to Mrs. Cohen through monthly payments. The remaining cash benefit obligation of $4,390 was eligible for a lump-sum distribution and was paid to Mrs. Cohen in January 2009. We recognized SERP compensation expense (benefit) of $798, and $(621) for the years ended December 31, 2008 and 2007, respectively.

NOTE 12: EARNINGS (LOSS) PER SHARE

The following table presents a reconciliation of basic and diluted earnings (loss) per share for the three years ended December 31, 2009:

	For the Years Ended December 31
	2009	2008	2007
Income (loss) from continuing operations	$(440,141)	$(617,130)	$(435,991)
Income allocated to preferred shares	(13,641)	(13,641)	(11,817)
Income allocated to noncontrolling interests	13,419	189,580	69,707

Income (loss) from continuing operations allocable to common shares	(440,363)	(441,191)	(378,101)
Income (loss) from discontinued operations	(840)	(2,055)	(1,487)

Net income (loss) allocable to common shares	$(441,203)	$(443,246)	$(379,588)

Weighted-average shares outstanding—Basic	65,205,233	63,394,447	61,403,986
Weighted-average shares outstanding—Diluted	65,205,233	63,394,447	61,403,986

Earnings (loss) per share—Basic:
Continuing operations	$(6.76)	$(6.96)	$(6.16)
Discontinued operations	(0.01)	(0.03)	(0.02)

Total earnings (loss) per share—Basic	$(6.77)	$(6.99)	$(6.18)

Earnings (loss) per share—Diluted:
Continuing operations	$(6.76)	$(6.96)	$(6.16)
Discontinued operations	(0.01)	(0.03)	(0.02)

Total earnings (loss) per share—Diluted	$(6.77)	$(6.99)	$(6.18)

For the years ended December 31, 2009, 2008 and 2007, securities convertible into 15,612,224, 13,109,658, and 8,834,726 common shares, respectively, were excluded from the earnings (loss) per share computations because their effect would have been anti-dilutive.

NOTE 13: INCOME TAXES

RAIT and Taberna have elected to be taxed as REITs under Sections 856 through 860 of the Internal Revenue Code. To maintain qualification as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our ordinary taxable income to shareholders. We generally will not be subject to U.S. federal income tax on taxable income that is distributed to our shareholders. If RAIT or Taberna fails to qualify as a REIT in any taxable year, we will then be subject to U.S. federal income taxes on our taxable income at regular corporate rates, and we will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants relief under certain statutory provisions. Such an event could materially adversely affect our net income and cash available for distributions to shareholders. However, we believe that both RAIT and Taberna will be organized and operated in such a manner as to qualify for treatment as a REIT, and both intend to operate in the foreseeable future in a manner so that both will qualify as a REIT. We may be subject to certain state and local taxes.

Our TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred costs by the CDO entities. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are expensed and are paid by the TRSs in the year in which the revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

The components of the provision for income taxes as it relates to our taxable income from domestic TRSs during the years ended December 31, 2009, 2008 and 2007 includes the effects of our performance of a portion of its TRS services in a foreign jurisdiction that does not incur income taxes.

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in our income on a current basis as SubPart F income, whether or not distributed. Upon distribution of any previously included SubPart F income by these entities, no incremental U.S. federal, state, or local income taxes would be payable by us. Accordingly, no provision for income taxes has been recorded for these foreign TRS entities for the years ended December 31, 2009, 2008 and 2007.

The components of the income tax benefit (provision) as it relates to our taxable income (loss) from domestic and foreign TRSs during the year ended December 31, 2009 were as follows:

	For the Year Ended December 31, 2009
	Federal	State and Local	Foreign	Total
Current benefit (provision)	$1,085	$—	$(1,210)	$(125)
Deferred benefit (provision)	450	58	575	1,083

Income tax benefit (provision)	$1,535	$58	$(635)	$958

The components of the income tax benefit (provision) as it relates to our taxable income (loss) from domestic and foreign TRSs during the year ended December 31, 2008 were as follows:

	For the Year Ended December 31, 2008
	Federal	State and Local	Foreign	Total
Current benefit (provision)	$4,126	$231	$(982)	$3,375
Deferred benefit (provision)	(1,004)	(234)	—	(1,238)

Income tax benefit (provision)	$3,122	$(3)	$(982)	$2,137

The components of the income tax benefit (provision) as it relates to our taxable income (loss) from domestic and foreign TRSs during the year ended December 31, 2007 were as follows:

	For the Year Ended December 31, 2007
	Federal	State and Local	Foreign	Total
Current benefit (provision)	$(2,708)	$(1,239)	$(1,104)	$(5,051)
Deferred benefit (provision)	12,699	3,089	—	15,788

Income tax benefit (provision)	$9,991	$1,850	$(1,104)	$10,737

A reconciliation of the statutory tax rates to the effective rates is as follows for the years ended December 31, 2009, 2008 and 2007:

	For the Years Ended December 31
	2009	2008	2007
Federal statutory rate	35.0%	35.0%	35.0%
State statutory, net of federal benefit	4.7%	—	6.6%
Change in valuation allowance	(150.8)%	(40.0)%	(16.8)%
Permanent items	(33.6)%	(1.9)%	(10.9)%
Foreign tax effects	221.6%	11.6%	17.6%

Effective tax rate for domestic TRSs	76.9%	4.7%	31.5%

Significant components of our deferred tax assets (liabilities), at our TRSs, are as follows as of December 31, 2009 and 2008:

Deferred tax assets (liabilities):	As of December 31, 2009	As of December 31, 2008
Net operating losses, at TRSs	$11,984	$10,356
Capital losses	6,705	6,144
Unrealized losses	13,296	12,651
Other	371	318

Total deferred tax assets (liabilities)	32,356	29,469
Valuation allowance	(31,273)	(29,469)

Net deferred tax assets (liabilities)	$1,083	$—

As of December 31, 2009, we had $65,460 of federal and state net operating losses, $2,052 of foreign net operating losses and $17,324 of capital losses. The federal net operating losses will begin to expire in 2028, the state net operating losses will begin to expire in 2017 and the foreign operating losses have an indefinite carryforward period. The capital losses will expire in 2012. We have concluded that it is more likely than not that $64,287 of federal and state net operating losses and all of the capital losses will not be utilized during their respective carry forward periods; and as such, we have established a valuation allowance against these deferred tax assets.

NOTE 14: RELATED PARTY TRANSACTIONS

In the ordinary course of our business operations, we have ongoing relationships and have engaged in transactions with several related entities described below. All of these relationships and transactions were approved or ratified by a majority of our independent trustees as being on terms comparable to those available on an arm’s-length basis from an unaffiliated third party or otherwise not creating a conflict of interest.

Our Chairman, Betsy Z. Cohen, is the Chief Executive Officer and a director of The Bancorp, Inc., or Bancorp, and Chairman of the Board and Chief Executive Officer of its wholly-owned subsidiary, The Bancorp Bank, a commercial bank. Daniel G. Cohen was our chief executive officer from the date of the Taberna acquisition until his resignation from that position on February 22, 2009. Mr. Cohen was a trustee of RAIT from the date of the Taberna acquisition until his resignation from that position on February 26, 2010. Mr. Cohen is the Chairman of the Board of Bancorp and Vice-Chairman of the Board of Bancorp Bank. Each transaction with Bancorp is described below:

a). Cash and Restricted Cash—We maintain checking and demand deposit accounts at Bancorp. As of December 31, 2009 and December 31, 2008, we had $410 and $1,985, respectively, of cash and cash equivalents and $1,601 and $7,287, respectively, of restricted cash on deposit at Bancorp. During the years ended December 31, 2009, 2008 and 2007, we received $11, $123 and $801, respectively, of interest income from Bancorp. Restricted cash held at Bancorp relates to borrowers’ escrows for taxes, insurance and capital reserves. Any interest earned on these deposits enures to the benefit of the specific borrower and not to us.

b). Office Leases—We sublease a portion of our downtown Philadelphia office space from Bancorp at an annual rental expense based upon the amount of square footage occupied. We have signed a sublease agreement with a third party for the remaining term of our sublease. Rent expense incurred to Bancorp was $300, $340 and $445 for the years ended December 31, 2009, 2008 and 2007, respectively. Rent expense has been included in general and administrative expense in the accompanying consolidated statements of operations. During the year ended December 31, 2007, we paid fees of $72 to Bancorp for information system technical support services.

c). Participation Interests—We funded a $54,000 commercial mortgage during January 2008. At closing, Bancorp purchased a participation interest in this loan for a total commitment of $24,300. We also funded a $70,000 commercial mortgage during January 2008. At closing, Bancorp purchased a participation interest in this loan for a total commitment of $26,500, of which $22,500 was funded at closing. In November 2008, RAIT CRE CDO I, Ltd. purchased $19,268 of the outstanding loan balance of the second loan from Bancorp and RAIT Preferred Funding II, Ltd. purchased the remaining $3,232 outstanding from Bancorp. We paid Bancorp fees of $321 for its services in connection with the closing of these loans.

Mr. Cohen holds controlling positions in various companies with which we conduct business. Mr. Cohen serves as the Chairman of the board of directors and Chief Executive Officer of Cohen & Company Inc. or, Cohen & Company, and as the Chairman of the board of managers, Chief Executive Officer and Chief Investment Officer of Cohen Brothers, LLC, or Cohen Brothers, a majority owned subsidiary of Cohen & Company. Each transaction between us and Cohen & Company is described below:

a). Office Leases—We maintain sub-lease agreements for shared office space and facilities with Cohen & Company. Rent expense during the years ended December 31, 2009, 2008 and 2007 relating to these leases was $50, $50 and $76, respectively. Rent expense has been included in general and administrative expense in the accompanying consolidated statements of operations. Future minimum lease payments due over the remaining term of the lease are $308.

b). Shared Services—We previously paid Cohen & Company for services relating to structuring and managing our investments in CMBS and RMBS. The agreement with Cohen & Company for these services terminated on July 1, 2008 and we did not renew or extend this agreement. During the years ended December 31, 2008 and 2007, we incurred total shared service expenses of $519 and $1,138, respectively. These shared service expenses have been included in general and administrative expense in the accompanying consolidated statements of operations.

c). Non-Competition Agreement—As part of the spin-off of Taberna from Cohen & Company in April 2005 and before our acquisition of Taberna in December 2006, Taberna and Cohen & Company entered into a three-year non-competition agreement that ended in April 2008. As part of our acquisition of Taberna, we valued this non-competition agreement as an amortizing intangible asset and the intangible asset has been fully amortized.

d). Common Shares—As of December 31, 2009 and December 31, 2008, Cohen & Company and its affiliate entities owned 510,434 of our common shares.

e). CDO Notes Payable—During the year ended December 31, 2009, we repurchased $14,000 of our RAIT CRE CDO I notes payable rated BBB and $300 of CMBS receivables from a third party using the broker-dealer services of Cohen & Company. Cohen & Company received $113 of total principal transaction income in connection with these transactions. During the year ended December 31, 2009, Cohen & Company purchased $6,000 of Taberna VII notes payable rated AAA from third parties using the broker-dealer services of RAIT Securities LLC, for which we received $15 in principal transaction income. During the year ended December 31, 2007, we sold $20,000 of our Taberna VIII notes payable rated AAA to third parties using the broker-dealer services of Cohen & Company, for which Cohen & Company received $183 in principal transaction income. During the year ended December 31, 2007, we sold $12,750 of our RAIT Preferred Funding II CDO notes payable rated AA to a third party using the broker-dealer services of Cohen & Company. Cohen & Company did not receive any principal transaction income or loss in connection with this transaction. During the year ended December 31, 2007, we sold $15,000 of our Taberna Preferred Funding VIII CDO notes payable rated AA to an affiliate of Cohen & Company. Cohen & Company did not receive any principal transaction income in connection with this transaction.

f). EuroDekania—EuroDekania is an affiliate of Cohen & Company. In September 2007, EuroDekania purchased approximately €10,000 ($13,892) of the subordinated notes and all of the €32,250 ($44,802) BBB-rated debt securities in Taberna Europe CDO II. We invested €17,500 ($24,311) in the total subordinated notes and earn management fees of 35 basis points on the collateral assets owned by this entity. EuroDekania receives a fee equal to 3.5 basis points of our subordinated collateral management fee which is payable to EuroDekania only if we collect our subordinated management fee and EuroDekania retains an investment in the subordinated notes. During the years ended December 31, 2009, 2008 and 2007, we recorded a collateral management fee expense of $0, $376 and $152, respectively, payable to EuroDekania.

g). Star Asia—Star Asia is an affiliate of Cohen & Company. In March 2009, Star Asia issued debt securities to a third party, upon which a subsequent exchange offer was entered into with Taberna Preferred Funding III, Ltd., or Taberna III, for $22,425 and Taberna Preferred Funding IV, Ltd., or Taberna IV, for $19,434. Taberna Capital Management is the collateral manager for Taberna III and Taberna IV. We received an opinion from an independent third party concluding that the transaction was fair from Taberna III and IV’s financial viewpoint. There were no fees earned by Taberna Capital Management or Star Asia.

h). Trust Preferred Securities—In October 2008, we re-purchased $25,000 principal amount of our TruPS that we issued from a third party using the broker-dealer services of Cohen & Company, for which Cohen & Company received $70 in principal transaction income.

i). Fees—Cohen & Company provided origination services for our investments and placement and structuring services for certain debt and equity securities issued by our CDO securitizations. For these services, during the year ended December 31, 2007, Cohen & Company received approximately $6,486 in origination, structuring and placement fees.

j). Strategos Capital Management—Strategos Capital Management, or Strategos, is an affiliate of Cohen & Company. In October 2006, Taberna engaged Strategos to create and manage a $1.0 billion high-grade asset backed CDO. During 2007, we decided not to complete this securitization and terminated this agreement in July 2007 at no cost to us.

k). Kleros Preferred Funding VIII, Ltd.—Kleros Preferred Funding VIII, Ltd., or Kleros VIII, is a securitization managed by Cohen & Company. In June 2007, we purchased approximately $26,400 in par amount of bonds rated A through BBB issued by Kleros VIII, for a purchase price of approximately $23,997. As of December 31, 2009, the bonds have a current fair value of $0 and have been placed on non-accrual status.

Edward E. Cohen, the spouse of Betsy Z. Cohen and father of Daniel G. Cohen, is the Chairman of Resource America, Inc, or Resource America. Jonathan Z. Cohen, the son of Betsy Z. Cohen and brother of Daniel G. Cohen, is the Chief Executive Officer of Resource America. During the year ended December 31, 2009, we repurchased $3,500 of our RAIT CRE CDO I notes payable rated BBB from a third party using the broker-dealer services of a subsidiary of Resource America. The Resource America subsidiary received $7 principal transaction income in connection with this transaction.

Brandywine Construction & Management, Inc., or Brandywine, is an affiliate of Edward E. Cohen. Brandywine provided real estate management services to two properties, three properties and three properties underlying our real estate during the years ended December 31, 2009, 2008 and 2007, respectively. Management fees of $94, $123 and $145 were paid to Brandywine during the years ended December 31, 2009, 2008 and 2007, respectively, relating to those interests. We believe that the management fees charged by Brandywine are comparable to those that could be obtained from unaffiliated third parties.

We had a $3,369 first mortgage loan secured by Pennsview Apartments that has junior lien against it that is held by an entity controlled by Daniel G. Cohen. Our loan bore interest at a fixed rate of 8.0%, was to mature on March 29, 2008 and was paying in accordance with its terms. In March 2008, we transferred our first mortgage loan to another entity controlled by Mr. Cohen for $3,500, representing the outstanding principal balance of, and accrued interest on, the loan and an exit fee.

Eton Park Fund, L.P. and its affiliates—In connection with our sponsorship of Taberna Euro CDO I during January 2007, we paid Eton Park Fund L.P., or Eton Park, a standby equity commitment fee of $1,000. In exchange for this fee, they agreed to purchase up to €5,500 of the Class F subordinated notes issued by Taberna Euro CDO I. Eton Park owned approximately 6.4% of our common shares when the commitment fee was paid.

Mercury Real Estate Advisors LLC—In March 2007, we purchased approximately $9,000 in par amount of preference shares issued by various CDOs sponsored by Taberna from Mercury Real Estate Advisors LLC, or Mercury, for a purchase price of approximately $8,685. Mercury and its affiliates owned approximately 6.9% of our common shares when we purchased the preference shares.

NOTE 15: ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

As of December 31, 2009, we had four properties designated as held for sale. As of December 31, 2008, we had three properties designated as held for sale, including one that was deconsolidated during the year ended December 31, 2009. The following table summarizes the consolidated balance sheet of the real estate properties classified as assets held for sale:

	As of December 31, 2009	As of December 31, 2008
Assets:
Investments in real estate	$79,790	$82,524
Cash and cash equivalents	1,069	730
Other assets	2,410	529
Deferred financing costs, net	161	—

Total assets held for sale	$83,430	$83,783

Liabilities:
Other indebtedness	$18,508	$24,385
Accrued interest payable	62	111
Accounts payable and accrued expenses	1,667	2,358
Other liabilities	766	337

Total liabilities related to assets held for sale (a)	$21,003	$27,191

(a)	Liabilities related to assets held for sale exclude $51,547 of first mortgages held by RAIT’s CDO securitizations that are eliminated in our consolidated balance sheet.

For the years ended December 31, 2009, 2008 and 2007, income (loss) from discontinued operations relates to four real estate properties designated as held for sale and three real estate properties sold or deconsolidated since January 1, 2007. The following table summarizes revenue and expense information for real estate properties classified as discontinued operations:

	For the Years Ended December 31
	2009	2008	2007
Rental income	$9,471	$3,983	$2,234
Expenses:
Real estate operating expenses	6,695	4,797	2,837
General and administrative expense	19	—	—
Depreciation expense	2,893	1,305	528

Total expenses	9,607	6,102	3,365

Income (loss) before interest and other income	(136)	(2,119)	(1,131)
Interest and other income	959	64	—

Income (loss) from discontinued operations	823	(2,055)	(1,131)
Gain (loss) from discontinued operations	(1,663)	—	(356)

Total income (loss) from discontinued operations	$(840)	$(2,055)	$(1,487)

Discontinued operations have not been segregated in the consolidated statements of cash flows. Therefore, amounts for certain captions will not agree with respective data in the consolidated statements of operations.

NOTE 16: QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table summarizes our quarterly financial data which, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations:

	For the Three-Month Periods Ended
	March 31	June 30	September 30	December 31
2009:
Total revenue	$59,779	$57,831	$41,425	$38,475
Change in fair value of financial instruments	(99,805)	91,357	(3,808)	13,819
Net income (loss)	(148,414)	(289,261)	(21,789)	18,483
Net income (loss) allocable to common shares	(144,232)	(287,867)	(24,692)	15,588
Total earnings (loss) per share—Basic (a)	$(2.22)	$(4.43)	$(0.38)	$0.24
Total earnings (loss) per share—Diluted (a)	$(2.22)	$(4.43)	$(0.38)	$0.24

2008:
Total revenue	$62,847	$65,343	$61,343	$55,250
Change in fair value of financial instruments	255,850	97,056	(302,245)	(603,098)
Net income (loss)	237,493	113,062	(293,212)	(676,528)
Net income (loss) allocable to common shares	130,028	114,359	(181,781)	(505,852)
Total earnings (loss) per share—Basic (a)	$2.12	$1.82	$(2.82)	$(7.78)
Total earnings (loss) per share—Diluted (a)	$2.12	$1.82	$(2.82)	$(7.78)

(a)	The summation of quarterly per share amounts do not equal the full year amounts.

During the three months ended December 31, 2009, we completed our previously announced exchange offer to exchange convertible senior notes for common shares and cash. As a result of the exchange offer, we recorded gains on extinguishment of debt of approximately $18,120. See Note 7: Indebtedness—Exchange Offer.

NOTE 17: OTHER DISCLOSURES

Segments

We have identified that we have one operating segment; accordingly we have determined that it has one reportable segment. As a group, our executive officers act as the Chief Operating Decision Maker (“CODM”). The CODM reviews operating results to make decisions about all investments and resources and to assess performance for the entire company. Our portfolio consists of one reportable segment, investments in real estate through the mechanism of lending and/or ownership. The CODM manages and reviews our operations as one unit. Resources are allocated without regard to the underlying structure of any investment, but rather after evaluating such economic characteristics as returns on investment, leverage ratios, current portfolio mix, degrees of risk, income tax consequences and opportunities for growth. We have no single customer that accounts for 10% or more of revenue.

Commitments and Contingencies

Unfunded Loan Commitments

Certain of our commercial mortgages and mezzanine loan agreements contain provisions whereby we are required to advance additional funds to our borrowers for capital improvements and upon the achievement of certain property operating hurdles. As of December 31, 2009, our incremental loan commitments are $55,851, which will be funded from either restricted cash held on deposit or revolving debt capacity dedicated for these purposes.

Employment Agreements

We are party to employment agreements with certain executives that provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

Litigation

We are involved from time to time in litigation on various matters, including disputes with tenants of owned properties, disputes arising out of agreements to purchase or sell properties and disputes arising out of our loan portfolio. Given the nature of our business activities, these lawsuits are considered routine to the conduct of our business. The result of any particular lawsuit cannot be predicted, because of the very nature of litigation, the litigation process and its adversarial nature, and the jury system. We do not expect that the liabilities, if any, that may ultimately result from such routine legal actions will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Putative Consolidated Class Action Securities Lawsuit

RAIT, certain of our executive officers and trustees and the lead underwriters involved in our public offering of common shares in January 2007 were named defendants in one or more of nine putative class action securities lawsuits filed in August and September 2007 in the United States District Court for the Eastern District of Pennsylvania. By Order dated November 17, 2007, the court consolidated these cases under the caption In re RAIT Financial Trust Securities Litigation (No. 2:07-cv-03148), and appointed a lead plaintiff and lead counsel. On January 4, 2008, lead plaintiff filed a consolidated class action complaint, or the complaint, on behalf of a putative class of purchasers of our securities between June 8, 2006 and August 3, 2007. The complaint named as defendants RAIT, eleven current and former officers and trustees of RAIT, ten underwriters who participated in certain of our securities offerings in 2007 and our independent accounting firm. The complaint alleged, among other things, that certain defendants violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 by making materially false and misleading statements and material omissions in registration statements and prospectuses about our credit underwriting, our exposure to certain issuers through investments in debt securities, and our loan loss reserves and other financial items. The complaint further alleged that certain defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 thereunder, by making materially false and misleading statements and material omissions during the putative class period about our credit underwriting, our exposure to certain issuers through investments in debt securities, and our loan loss reserves and other financial items. The complaint sought unspecified compensatory damages, the right to rescind the purchases of securities in the public offerings, interest, and plaintiffs’ reasonable costs and expenses, including attorneys’ fees and expert fees.

On July 15, 2009, the defendants entered into a Stipulation and Agreement of Settlement (the “Stipulation”) with the lead plaintiff for the settlement of the action. On December 10, 2009, the United States District Court for the Eastern District of Pennsylvania granted final court approval of the settlement of the action . Under the terms of the settlement, the lawsuit was dismissed with prejudice and RAIT and all the other defendants received a full release of all claims asserted against them in the lawsuit in exchange for a cash payment of $32 million. The settlement payment is within the limits of RAIT’s directors and officers liability insurance, and the settlement has been funded by RAIT’s insurers. In connection with the settlement, RAIT and the other defendants have at all times denied and continue to deny wrongdoing of any kind.

Riverside National Bank of Florida Litigation

RAIT subsidiary Taberna Capital Management, LLC (“Taberna”) is named as one of fifteen defendants in a lawsuit filed by Riverside National Bank of Florida (“Riverside”) on November 13, 2009 in the Supreme Court of the State of New York, County of New York. (A substantially similar action was filed by Riverside on August 6, 2009 in the Supreme Court of the State of New York, County of Kings, and subsequently discontinued without prejudice and refiled in New York County.) The action, titled Riverside National Bank of Florida v. The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc., Fitch, Inc., Taberna Capital Management, LLC, Cohen & Company Financial Management, LLC f/k/a Cohen Bros. Financial Management LLC, FTN Financial Capital Markets, Keefe Bruyette & Woods, Inc., Merrill Lynch, Pierce, Fenner & Smith, Inc., JPMorgan Chase & Co., J.P. Morgan Securities Inc., Citigroup Global Markets, Credits Suisse Securities (USA) LLC, ABN Amro, Inc., Cohen & Company, and SunTrust Robinson Humphrey, Inc., asserts claims for common law fraud, negligent misrepresentation, breach of fiduciary duty, and breach of contract in connection with Riverside’s purchase of certain CDO securities, including securities from the Taberna Preferred Funding II, IV, and V CDOs. Riverside alleges that offering materials issued in connection with the CDOs it purchased did not adequately disclose the process by which the rating agencies rated each of the securities. Riverside also alleges, among other things, that the offering materials should have disclosed an alleged conflict of interest of the rating agencies as well as the role that the rating agencies played in structuring each CDO. Riverside seeks damages in excess of $132 million, rescission of its purchases of the securities at issue, an accounting of certain amounts received by the defendants together with the imposition of a constructive trust, and punitive damages of an unspecified amount. On December 11, 2009, the defendants moved to dismiss all of Riverside’s claims. Riverside filed an opposition to the defendants’ motion on February 19, 2010, voluntarily dismissing its contract causes of action and opposing the remainder of defendants’ motion to dismiss. An adverse resolution of the litigation could have a material adverse effect on our financial condition and results of operations.

Routine Litigation

We are involved from time to time in litigation on various matters, including disputes with tenants of owned properties, disputes arising out of agreements to purchase or sell properties and disputes arising out of our loan portfolio. Given the nature of our business activities, these lawsuits are considered routine to the conduct of our business. The result of any particular lawsuit cannot be predicted, because of the very nature of litigation, the litigation process and its adversarial nature, and the jury system. We do not expect that the liabilities, if any, that may ultimately result from such routine legal actions will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Lease Obligations

We lease office space in Philadelphia, New York City, and other locations. The annual minimum rent due pursuant to the leases for each of the next five years and thereafter is estimated to be as follows as of December 31, 2009:

2010	$1,667
2011	1,334
2012	1,133
2013	1,097
2014	1,097
Thereafter	1,152

Total	$7,480

Rent expense was $2,990, $1,977, and $2,271 for the years ended December 31, 2009, 2008, and 2007, respectively, and has been included in general and administrative expense in the accompanying consolidated statements of operations.

RAIT Financial Trust

Schedule II

Valuation and Qualifying Accounts

For the Three Years Ended December 31, 2009

(Dollars in thousands)

	Balance, Beginning of Period	Additions(a)	Deductions(b)	Balance, End of Period
For the year ended December 31, 2009	$171,973	$226,567	$(311,931)	$86,609

For the year ended December 31, 2008	$26,389	$162,783	$(17,199)	$171,973

For the year ended December 31, 2007	$5,345	$21,721	$(677)	$26,389

(a)	For the year ended December 31, 2009, additions include $96,487 associated with our residential mortgage portfolio.
(b)	For the year ended December 31, 2009, deductions include $150,723 associated with our residential mortgage portfolio.

RAIT Financial Trust

Schedule III

Real Estate and Accumulated Depreciation

As of December 31, 2009

(Dollars in thousands)

Property Name	Description	Location	Initial Cost		Cost of Improvements, net of Retirements		Gross Carrying Amount		Accumulated Depreciation- Building	Encumbrances (Unpaid Principal)		Year of Acquisition	Life of Depreciation
			Land	Building	Land	Building	Land(1)	Building(1)
Willow Grove	Land	Willow Grove, PA	$307	$—	$—	$—	$307	$—	$—	$—		2001	N/A
Cherry Hill	Land	Cherry Hill, NJ	307	—	—	—	307	—	—	—		2001	N/A
Reuss	Office	Milwaukee, WI	4,080	36,720	10	12,262	4,090	48,982	(7,691)	(31,192	) (3)	2004	30
McDowell	Office	Scottsdale, AZ	9,803	55,523	5	278	9,808	55,801	(3,826)	(64,865	) (2)	2007	30
Northpoint	Office	Roswell, GA	2,715	10,859	(69)	83	2,646	10,942	(544)	(10,018)		2008	30
Stonecrest	Multi-Family	Birmingham, AL	5,858	23,433	(31)	(125)	5,827	23,308	(1,323)	(26,625	) (4)	2008	30
Crestmont	Multi-Family	Marietta, GA	3,207	12,828	47	202	3,254	13,030	(589)	(13,396	) (2)	2008	30
Copper Mill	Multi-Family	Austin, TX	3,420	13,681	52	219	3,472	13,900	(632)	(14,609	) (2)	2008	30
Cumberland	Multi-Family	Smyrna, GA	3,194	12,776	85	347	3,279	13,123	(591)	(13,369	) (2)	2008	30
Heritage Trace	Multi-Family	Newport News, VA	2,642	10,568	77	132	2,719	10,700	(487)	(10,864	) (2)	2008	30
Mandalay Bay	Multi-Family	Austin, TX	5,363	21,453	99	418	5,462	21,871	(989)	(21,810	) (2)	2008	30
Oyster Point	Multi-Family	Newport News, VA	3,920	15,680	47	200	3,967	15,880	(720)	(16,691	) (2)	2008	30
Tuscany Bay	Multi-Family	Orlando, FL	7,002	28,009	122	520	7,124	28,529	(1,289)	(29,343	) (2)	2008	30
Autumn Grove	Multi-Family	Downers Grove, IL	10,166	40,665	184	798	10,350	41,463	(1,817)	(41,701	) (2)	2008	30
Colonial Parc	Multi-Family	Little Rock, AR	910	3,639	—	419	910	4,058	(111)	(9,172	) (2)	2009	30
Corey Landings	Land	St. Pete Beach, FL	21,595	—	—	—	21,595	—	—	—		2009	N/A
Sharpstown Mall	Retail	Houston, TX	6,737	26,948	—	85	6,737	27,033	(826)	(34,364	) (2)	2009	30
Stonecreek Apartments	Multi-Family	Fort Collins, CO	2,400	9,600	—	7	2,400	9,607	(267)	(10,310	) (5)	2009	30
Belle Creek Apartments	Multi-Family	Henderson, CO	1,890	7,562	—	4	1,890	7,566	(210)	(15,182	) (2)	2009	30
Willows	Multi-Family	Las Vegas, NV	2,184	8,737	—	—	2,184	8,737	(243)	(11,800	) (2)	2009	30
Regency Meadows	Multi-Family	Las Vegas, NV	1,875	7,499	—	117	1,875	7,616	(209)	(10,103	) (2)	2009	30
Executive Center	Office	Milwaukee, WI	1,581	6,324	—	—	1,581	6,324	(158)	(8,409	) (2)	2009	30
Remington	Multi-Family	Tampa, FL	4,273	17,092	—	1,747	4,273	18,839	(446)	(24,750	) (2)	2009	30
Desert Wind	Multi-Family	Phoenix, AZ	2,520	10,080	—	—	2,520	10,080	(224)	(12,221	) (2)	2009	30
Eagle Ridge	Multi-Family	Colton, CA	3,198	12,792	—	125	3,198	12,917	(284)	(16,671	) (2)	2009	30
Emerald Bay	Multi-Family	Las Vegas, NV	6,500	26,000	—	8	6,500	26,008	(578)	(27,939	) (2)	2009	30
Grand Terrace	Multi-Family	Colton, CA	4,619	18,477	—	97	4,619	18,574	(411)	(23,390	) (2)	2009	30
Las Vistas	Multi-Family	Phoenix, AZ	2,440	9,760	—	7	2,440	9,767	(218)	(12,010	) (2)	2009	30
Penny Lane	Multi-Family	Mesa, AZ	1,540	6,160	—	12	1,540	6,172	(138)	(9,316	) (2)	2009	30
Sandal Ridge	Multi-Family	Mesa, AZ	1,980	7,920	—	7	1,980	7,927	(176)	(11,309	) (2)	2009	30
Long Beach Promenade	Office	Long Beach, CA	860	3,440	—	—	860	3,440	(38)	(5,225	) (2)	2009	30
Murrells Retail Associates	Retail	Myrtle Beach, SC	—	2,500	—	14	—	2,514	(21)	(18,667	) (2)	2009	30

Property Name	Description	Location	Initial Cost		Cost of Improvements, net of Retirements		Gross Carrying Amount		Accumulated Depreciation- Building	Encumbrances (Unpaid Principal)		Year of Acquisition	Life of Depreciation
			Land	Building	Land	Building	Land(1)	Building(1)
Preserve @ Colony Lakes	Multi-Family	Stafford, TX	6,720	26,880	—	—	6,720	26,880	(224)	(34,425	) (6)	2009	30
English Aire/Lafayette Landing	Multi-Family	Austin, TX	3,440	13,760	—	169	3,440	13,929	(115)	(17,032	) (2)	2009	30
Tresa at Arrowheads	Multi-Family	Phoenix, AZ	7,080	28,320	—	—	7,080	28,320	(139)	(36,675	) (2)	2009	30
8600 Burton Way	Multi-Family	Los Angeles, CA	963	3,854	—	—	963	3,854	—	(7,500	) (2)	2009	30
Madison Park & Southgreen	Multi-Family	Indianapolis, IN	1,260	5,040	—	—	1,260	5,040	(14)	(7,520	) (2)	2009	30
Mineral Business Center	Office	Denver, CO	1,940	7,760	—	—	1,940	7,760	—	(10,949	) (2)	2009	30
1501 Yamato Road	Office	Boca Raton, FL	8,200	32,800	—	—	8,200	32,800	—	(41,753	) (2)	2009	30

			$158,689	$585,139	$628	$18,152	$159,317	$603,291	$(25,548)	$(711,175)

(1)	The aggregate cost basis for federal income tax purposes of our investments in real estate approximates the carrying amount at December 31, 2009.

Investments in Real Estate	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Balance, beginning of period	$375,097	$137,205
Additions during period:
Acquisitions	416,751	237,439
Improvements to land and building	6,004	2,110
Deductions during period:
Dispositions of real estate	(17,100)	(1,657)
Deconsolidation of real estate	(18,144)	—

Balance, end of period:	$762,608	$375,097

Accumulated Depreciation	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Balance, beginning of period	$11,762	$5,728
Depreciation expense	15,714	6,620
Dispositions of real estate	(1,371)	(586)
Other	(557)	—

Balance, end of period:	$25,548	$11,762

(2)	These encumbrances are held by our consolidated securitizations, RAIT I, RAIT II, Taberna 8, or Taberna 9.
(3)	Of these encumbrances, $17,500 is held by third parties and $13,692 is held by RAIT I and RAIT II.
(4)	Of these encumbrances, $19,500 is held by third parties and $7,125 is held by RAIT I.
(5)	Of these encumbrances, $8,490 is held by third parties and $1,820 is held by RAIT II.
(6)	Of these encumbrances, $26,400 is held by third parties and $8,025 is held by RAIT I.

RAIT Financial Trust

Schedule IV

Mortgage Loans on Real Estate

As of December 31, 2009

(Dollars in thousands)

(1) Summary of Commercial Mortgages, Mezzanine Loans, Other Loans and Preferred Equity Interests

Description of mortgages	Number of Loans	Interest Rate		Maturity Date		Principal		Carrying Amount of Mortgages
		Lowest	Highest	Earliest	Latest	Lowest	Highest
Commercial mortgages
Multi-family	27	4.3%	12.0%	3/1/10	12/31/20	$607	$31,801	$390,175
Office	16	2.7%	8.0%	3/1/10	3/1/16	4,589	26,085	196,394
Retail	9	6.5%	9.2%	3/1/10	10/2/13	2,790	73,980	202,550
Other	3	7.0%	8.5%	3/1/10	7/30/14	2,225	30,000	35,925

Subtotal	55	2.7%	12.0%	3/1/10	12/31/20	607	73,980	825,044
Mezzanine loans
Multi-family	58	2.1%	15.0%	3/1/10	11/25/38	100	11,349	126,978
Office	41	2.8%	12.5%	3/1/10	5/1/21	122	27,732	182,840
Retail	21	6.3%	12.5%	11/1/11	6/11/17	210	25,860	84,329
Other	9	5.2%	12.5%	3/1/10	8/31/21	246	18,617	27,658

Subtotal	129	2.1%	15.0%	3/1/10	11/25/38	100	27,732	421,805
Other loans
Multi-family	2	7.2%	7.2%	12/7/10	12/7/10	15,585	15,946	31,530
Office	4	2.5%	9.1%	3/1/10	10/30/16	1,206	21,943	50,787
Retail	1	3.0%	3.0%	8/30/12	8/30/12	23,072	23,072	23,072
Other	2	3.7%	4.0%	4/9/10	8/1/13	5,500	15,000	18,500

Subtotal	9	2.5%	9.1%	3/1/10	10/30/16	1,206	23,072	123,889
Preferred equity interests
Multi-family	7	8.9%	13.0%	5/19/10	4/1/15	884	12,800	28,760
Office	13	9.1%	12.0%	11/1/11	1/1/17	90	19,500	56,149
Retail	4	9.9%	12.5%	3/1/14	10/11/16	650	5,000	7,675
Other	1	17.0%	17.0%	9/4/21	9/4/21	6,000	6,000	6,000

Subtotal	25	8.9%	17.0%	5/19/10	9/4/21	90	19,500	98,584
Total commercial mortgages, mezzanine loans, other loans and preferred equity interests	218	2.1%	17.0%	3/1/10	11/25/38	$90	$73,980	$1,469,322

(a)	The tax basis of the commercial mortgages, mezzanine loans, other loans and preferred equity interests approximates the carrying amount.
(b)	Reconciliation of carrying amount of commercial mortgages, mezzanine loans, other loans and preferred equity interests:

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Balance, beginning of period	$2,048,233	$2,354,243
Additions during period:
New mortgage loans and preferred equity interests	—	107,509
Additional advances	17,357	25,271
Accretion of discount	1,139	704
Deductions during period:
Collections of principal	(81,914)	(250,806)
Conversion of loans to real estate owned property	(459,491)	(188,688)
Deconsolidation of VIEs	(56,002)	—

Balance, end of period:	$1,469,322	$2,048,233

(a)	Summary of Commercial Mortgages, Mezzanine Loans, Other Loans and Preferred Equity by Geographic Location:

Location by State	Number of Loans	Interest Rate		Principal		Total Carrying Amount of Mortgages(a)
		Lowest	Highest	Lowest	Highest
Various States	14	2.5%	12.5%	988	73,980	279,019
Texas	41	3.7%	14.5%	350	25,860	$240,722
Florida	18	5.5%	14.5%	750	31,801	156,091
California	19	2.8%	12.5%	249	20,000	139,365
New York	17	6.5%	12.5%	246	27,732	132,950
Pennsylvania	13	2.7%	15.0%	600	28,168	63,513
North Carolina	3	2.1%	7.3%	4,471	28,229	54,497
Colorado	5	6.3%	12.0%	3,000	26,085	52,323
Minnesota	6	7.0%	12.5%	423	16,488	43,113
Tennessee	6	7.5%	17.0%	1,110	22,113	39,353
Arizona	3	5.0%	7.4%	100	29,150	37,250
Massachusetts	3	5.2%	12.0%	998	18,617	36,641
Mississippi	2	4.3%	12.5%	820	25,741	26,561
Illinois	3	11.0%	12.5%	210	19,500	23,305
Wisconsin	18	9.8%	12.5%	90	3,200	20,845
Ohio	5	6.5%	12.5%	434	12,168	20,325
New Jersey	6	5.0%	12.5%	550	4,813	12,881
Georgia	5	6.8%	12.5%	300	5,749	12,850
Virginia	6	8.5%	12.5%	120	9,862	12,702
Connecticut	2	11.0%	12.0%	2,243	8,302	10,545
Alabama	2	7.8%	12.0%	2,450	7,195	9,645
Missouri	1	4.0%	4.0%	8,845	8,845	8,845
Arkansas	1	7.4%	7.4%	7,701	7,701	7,701
Idaho	1	7.5%	7.5%	5,931	5,931	5,931
Indiana	4	12.0%	12.5%	371	2,819	5,835
Nevada	1	11.0%	11.0%	5,061	5,061	5,061
Maryland	3	11.0%	14.5%	340	2,500	4,213
Michigan	3	12.0%	12.5%	593	1,300	2,517
Vermont	1	11.5%	11.5%	1,102	1,102	1,102
South Carolina	1	12.5%	12.5%	1,000	1,000	1,000
South Dakota	1	12.5%	12.5%	742	742	742
Delaware	1	12.5%	12.5%	670	670	670
District of Columbia	1	12.0%	12.0%	616	616	616
Louisiana	1	12.5%	12.5%	346	346	346
Kentucky	1	12.5%	12.5%	247	247	247

	218	2.1%	17.0%	$90	$73,980	$1,469,322